As filed with the Securities and Exchange Commission on July 15, 1998


                                            Registration No. 333-50673
-------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                        _________________________


                                FORM SB-2/A3


                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933

                        HOST AMERICA CORPORATION
           (Exact name of registrant as specified in charter)

       Delaware                06-1168423                5812
------------------------   ------------------   -------------------------
(State or other juris-        (IRS Employer        (Primary Standard
diction of Incorporation   Identification No.)  Industrial Classification
   or organization)                                   Code Number)

                      Geoffrey W. Ramsey, President
                        Host America Corporation
                              Two Broadway
                        Hamden, Connecticut 06518
                             (203) 248-4100
      (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)
       __________________________________________________________

                      Geoffrey W. Ramsey, President
                        Host America Corporation
                              Two Broadway
                        Hamden, Connecticut 06518
                             (203) 248-4100
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
       __________________________________________________________

                    COPIES OF ALL COMMUNICATIONS TO:
                    --------------------------------

         John B. Wills, Esq.                 David A. Carter, P.A.
       410 Seventeenth Street        2300 Glades Road, Suite 210 West Tower
             Suite 1940                   Boca Raton, Florida 33431
       Denver, Colorado 80202                    (561) 750-6999
           (303) 628-0747                      (561) 367-0960 FAX
         (303) 592-1846 FAX

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
               AS SOON AS PRACTICABLE AFTER EFFECTIVE DATE

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933 check the following box:    [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                    CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                            Proposed
    Title of Each                           Maximum     Proposed
      Class of                  Amount      Offering    Maximum    Amount of
    Securities to               to be       Price Per   Offering  Registration
    be Registered              Registered   Share(1)    Price(1)      Fee
------------------------------------------------------------------------------

Common Stock,               1,150,000(2)
 No Par Value                 Shares         $5.00     $ 5,750,000  $ 1,696.25

Warrants to Purchase
 Shares of Common Stock,    1,150,000(3)*
 No Par Value                Warrants        $.125         143,750       42.41

Common Stock, No
 Par Value, Underlying
 Warrants to Purchase       1,150,000*
 Common Stock(4)              Shares         $5.50       6,325,000    1,865.88

Underwriter's
 Common Stock Purchase        100,000*
 Warrants                     Warrants         nil              10         nil

Common Stock Underlying       100,000*
 Underwriter's Warrants(4)    Shares         $7.50         750,000      221.25

Underwriter's Warrant         100,000*
 to Purchase Warrants(4)      Warrants           0               0        0.00

Warrants Underlying
 Underwriter's Warrant        100,000*
 to Purchase Warrants         Warrants      $.1875          18,750        5.53

Common Stock Underlying
 Underwriter's Warrant        100,000*
 to Purchase Warrants(4)      Shares         $7.50         750,000      221.25
                                                       -----------  ----------

                              TOTALS:                  $13,737,500* $ 4,052.57*
                                                       ===========  ==========

------------------------------------------------------------------------------

* On July 14, 1998, the Company and Barron Chase Securities, Inc. agreed to restructure the offering to 1,000,000 shares of Common Stock and 1,000,000 Warrants to Purchase Shares of Common Stock. The Company originally paid a fee of $4,863.08 and accordingly no additional fee is due.


(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457.


(2) Includes 150,000 shares to cover over-allotments, if any, 24,000 of which are shares owned by certain Officers and Directors which are being registered hereby for resale.



(3) Includes 150,000 Warrants to cover over-allotments, if any.


(4) Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.


    The Exhibit Index appears on page II-4 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits contains 267 pages.

                          CROSS REFERENCE SHEET

ITEM NO.                                         SECTIONS IN PROSPECTUS
--------                                     ------------------------------

 1   Front of the Registration Statement
     and Outside Front Cover of
     Prospectus  . . . . . . . . . . . . . . . . . .   Cover Page

 2   Inside Front and Outside Back Cover
     Pages of Prospectus . . . . . . . . . . . . . .   Inside Front Cover Pages;
                                                       Table of Contents
 3   Summary Information and Risk Factors. . . . . .   Prospectus Summary, Risk
                                                       Factors

 4   Use of Proceeds . . . . . . . . . . . . . . . .   Prospectus Summary; Use
                                                       of Proceeds
 5   Determination of Offering Price . . . . . . . .   Cover Page; Risk Factors

 6   Dilution. . . . . . . . . . . . . . . . . . . .   Dilution

 7   Selling Security Holders. . . . . . . . . . . .   Series A Preferred
                                                       Selling Shareholders
 8   Plan of Distribution. . . . . . . . . . . . . .   Prospectus Summary;
                                                       Underwriting

 9   Legal Proceedings . . . . . . . . . . . . . . .   Business - Litigation

10   Directors, Executive Officers,
     Promoters and Control Persons . . . . . . . . .   Directors, Executive
                                                       Officers, Promoters and
                                                       Control Persons
11   Security Ownership of Certain
     Beneficial Owners and Management. . . . . . . .   Principal Shareholders

12   Description of Securities . . . . . . . . . . .   Description of
                                                       Securities; Dividend
                                                       Policy
13   Interest of Named Experts and
     Counsel . . . . . . . . . . . . . . . . . . . .   Experts

14   Disclosure of Commission Position on
     Indemnification for Securities
     Act Liabilities . . . . . . . . . . . . . . . .   Statement as to
                                                       Indemnification

15   Organization within Last Five Years . . . . . .   The Company; Certain
                                                       Transactions
16   Description of Business . . . . . . . . . . . .   Prospectus Summary; Risk
                                                       Factors; The Company;
                                                       Business
17   Management's Discussion and Analysis
     or Plan of Operation. . . . . . . . . . . . . .   Management's Discussion
                                                       and Analysis or Plan of
                                                       Operation
18   Description of Property . . . . . . . . . . . .   Business

19   Certain Relationships and Related
     Transactions. . . . . . . . . . . . . . . . . .   Certain Transactions

ITEM NO.                                         SECTIONS IN PROSPECTUS
--------                                     -----------------------------

20   Market for Common Equity and Related
     Stockholder Matters . . . . . . . . . . . . . .   Risk Factors

21   Executive Compensation. . . . . . . . . . . . .   Compensation of Executive
                                                       Officers and Directors
22   Financial Statements. . . . . . . . . . . . . .   Index to Financial
                                                       Statements

23   Changes In and Disagreements With
     Accountants on Accounting and
     Financial Disclosure. . . . . . . . . . . . . .   Not Applicable

24   Indemnification of Directors and
     Officers. . . . . . . . . . . . . . . . . . . .   Indemnification of
                                                       Directors and Officers
25   Other Expenses of Issuance and
     Distribution. . . . . . . . . . . . . . . . . .   Other Expenses of
                                                       Issuance and Distribution
26   Recent Sales of Unregistered
     Securities. . . . . . . . . . . . . . . . . . .   Recent Sales of
                                                       Unregistered Securities
27   Exhibits. . . . . . . . . . . . . . . . . . . .   Exhibits

28   Undertakings. . . . . . . . . . . . . . . . . .   Undertakings

              SUBJECT TO COMPLETION, DATED JULY 15, 1998


                        HOST AMERICA CORPORATION

                  1,000,000 SHARES OF COMMON STOCK AND
           1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS




     Host America Corporation (the "Company") is offering hereby 1,000,000 shares (the "Shares") of Common Stock,$.001 par value per share (the
"Common Stock"), and 1,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of the Company (the "Offering"). The Common Stock and the Warrants (collectively, the "Securities") are being separately offered and are separately transferable at any time from the date of this Prospectus (the "Effective Date"). Each Warrant entitles the registered holder thereof to purchase, at any time during the period commencing on the Effective Date, one share of Common Stock at a price of $5.50 per share, subject to adjustment under certain circumstances, for a period of five years from the Effective Date. The Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Warrants. Commencing after the Effective Date, the Warrants are subject to redemption by the Company at $.25 per Warrant on 30 days' prior written notice if the closing bid price for the Company's Common Stock, as reported on The Nasdaq Small Cap Market(SM), or the closing sale price as reported on a national or regional securities exchange, as applicable, for 30 consecutive trading days ending within 10 days of the notice of redemption of the Warrants, averages at least $10.00. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Warrants at the time of redemption of the Warrants. Prior to the first anniversary of the Effective Date, the Warrants will not be redeemable by the Company without the written consent of Barron Chase Securities, Inc. (the "Underwriter").




     The offering price of the Common Stock and Warrants, as well as the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter bears no relationship to the Company's asset value, net worth or other established criteria of value. See "RISK FACTORS" at page 6 and "UNDERWRITING." After completion of this Offering, the Company's current Officers and Directors, and their family members will have voting control of approximately 37% of the outstanding Company Common Stock and all voting Series A Preferred Stock and will be in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote. See "DESCRIPTION OF SECURITIES."



     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. It is anticipated that upon completion of this Offering the Common Stock and the Warrants will be listed on the Nasdaq Small Cap Market(SM) under the symbols "CAFE" and "CAFEW" and on the Boston Stock Exchange under the symbols "HAC" and "HACW," respectively. There is no assurance that a trading market in the Company's Common Stock or Warrants will develop or if it does develop, that it will be sustained.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
  ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
           SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================

                                           Underwriting     Proceeds to
                          Price to Public   Discount (1)   Company (2)(3)

-------------------------------------------------------------------------

Per Share  . . . . . . .       $5.00           $0.50           $4.50
-------------------------------------------------------------------------
Per Warrant. . . . . . .      $0.125          $.0125          $.1125
-------------------------------------------------------------------------

Total (3). . . . . . . .    $5,125,000       $512,500        $4,612,500

=========================================================================

                            SEE FOOTNOTES ON FOLLOWING PAGE OF PROSPECTUS

                      BARRON CHASE SECURITIES, INC.
            THE DATE OF THIS PROSPECTUS IS __________, 1998.

(1) Does not include additional compensation in the form of (i) a non-accountable expense allowance of $153,750 ($50,000 of which has been paid by the Company) ($169,125 if the Underwriter's over-allotment option is exercised in full); (ii) warrants to purchase up to 100,000 shares of Common Stock at $7.50 per Share (150% of the initial offering price), and 100,000 warrants at $.1875 per warrant (150% of the initial public offering price), exercisable over a period of five years commencing from the Effective Date (the "Underwriter's Warrant"); and (iii) a financial advisory agreement for the Underwriter to act as an investment banker for the Company for a period of one year at a fee of $108,000, payable at the closing of the Offering. In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933. See "UNDERWRITING."



(2) Before deducting expenses of this Offering payable by the Company, estimated at $383,750 including the Underwriter's non-accountable expense allowance ($50,000 of which has already been paid by the Company).



(3) The Company has granted to the Underwriter an option, exercisable within forty-five (45) days of the Effective Date to purchase up to 150,000 additional shares of Common Stock and 150,000 additional Warrants on the same terms and conditions as set forth above to cover over-allotments, if any (the "Over-allotment Option"). If all such additional Securities are purchased, the Price to Public, Underwriting Discounts and Commissions, and Gross Proceeds to Company will be increased to $5,893,750, $589,375 and $5,304,375, respectively. See
     "UNDERWRITING."


     The Securities are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. It is expected that delivery of certificates representing the Securities will be made at the offices of Barron Chase Securities, Inc., 7700 W. Camino Real, Boca Raton, Florida 33433-5541, on or about July __, 1998.

     The Company is presently required to file, and does file, periodic reports with the Securities and Exchange Commission. Following consummation of this Offering, the Company intends to furnish to its stockholders annual reports containing financial statements audited and reported on by independent auditors and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. Stockholders will be able to obtain the most recent such reports by making written request therefor to the Company's shareholder relations officer at the Company's principal executive offices located at Two Broadway, Hamden, Connecticut 06518.

     The following language appears in red on the left side of the cover page.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THE UNDERWRITER MAY SELL A SUBSTANTIAL PORTION OF THIS OFFERING TO ITS CUSTOMERS AND MAY BECOME A DOMINATE FORCE IN THE MARKET, IF A MARKET SHOULD DEVELOP. ACCORDINGLY, THE UNDERWRITER MAY HAVE AN INFLUENCE ON THE PRICE AND VOLUME OF THE TRADING OF THE COMPANY'S SECURITIES.

     ATTENTION CALIFORNIA RESIDENTS: OFFERS AND SALES OF THE COMMON STOCK AND WARRANTS OF THE COMPANY MADE TO CALIFORNIA RESIDENTS PURSUANT TO THIS PROSPECTUS ARE RESTRICTED TO INDIVIDUALS WHO MEET SUITABILITY STANDARDS OF NOT LESS THAN $250,000 OF LIQUID NET WORTH (NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES) PLUS $65,000 ANNUAL GROSS INCOME, OR $500,000 OF LIQUID NET WORTH (NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE EFFECTUATED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE AND MAY BE DISCONTINUED AT ANY TIME.

[GRAPHIC OF FOOD COURTS OMITTED]


   FOOD COURTS (CT, NY & NJ)






                  [GRAPHIC OF DAVID MURPHY & GEOFFREY RAMSEY OMITTED]


                           David Murphy & Geoffrey Ramsey
                                       Founders







[GRAPHIC OF THE TWIN TOWERS BUILDING OMITTED]



        NEW LEAF CAFE LOCATED IN THE
             TWIN TOWERS BLDG.
                EDISON, NJ*







                  [GRAPHIC OF INDIVIDUALLY-MADE PIZZAS OMITTED]



                         INDIVIDUAL CUSTOM-MADE PIZZA



*The Company does not own the office building.

                           PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE TERMS "COMPANY" AND "HOST AMERICA" REFER TO HOST AMERICA CORPORATION, A DELAWARE CORPORATION, FORMERLY KNOWN AS UNIVERSITY DINING SERVICES, INC. . UNLESS OTHERWISE INDICATED, ALL SHARES AND PER SHARE INFORMATION IN THIS PROSPECTUS GIVE EFFECT TO A REVERSE STOCK SPLIT OF 100 TO 1 OF THE COMPANY'S COMMON STOCK EFFECTIVE IN FEBRUARY 1998. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES ALL THE SHARES OFFERED HEREBY WILL BE SOLD.

                               THE COMPANY

     The Company is a regional contract food service management company specializing in providing full restaurant and employee dining, special event catering, vending and office coffee service, home food replacement (fully cooked, home style meals, typically made from scratch, suitable for take out) and management of corporate dining rooms and cafeterias, in office complexes and manufacturing plants. The diversity of services allows the Company's clients to offer their employees full breakfast and lunch availability, multi-level catering and a variety of complimentary food service options. The Company currently has operations in Connecticut, New York and New Jersey and, in the near future, the Company intends to expand to Illinois and Florida.

     The Company estimates that the United States food service industry had annual revenues in excess of approximately $100 billion in 1996 and of that, $40 billion is concentrated in corporate services, the primary market niche in which the Company competes. The balance of annualized revenues are concentrated in the areas of hospital/health care, correctional facilities, military facilities and transportation facilities. Additionally, the home-meal replacement industry is a rapidly growing industry with annual sales estimated to range from $80 billion to $150 billion. Industry contracting revenues have continued rising since 1996 and are expected to continue to rise in 1998. The four largest nationals (Marriott, Aramark, CompassUSA, and Sodexho) produced double-digit revenue gains of 15% adding more than 1,500 accounts in 1996.

     Since its formation as a Delaware corporation in 1986, the Company has grown from providing food service to colleges and preparatory schools in the New England area of the United States to a regional, full-service, food service provider to major corporations that have in total over 10,000 employees. Management believes, based on its nine months revenues for the period ended March 27, 1998 of $5.1 million, the addition of four major contracts since March 30, 1998, and May and June parties and weddings at Laurel View County Club, the Company is expected to grow to a business with estimated annualized revenues of approximately $6.8 million. The Company maintains a number of large, multi-year contracts among its twenty-two separate operations. Some of the larger contracts include Pitney Bowes, Inc. of Stamford, Connecticut (currently 3 locations with over 3,000 employees), Oxford Health Plans, Inc. of White Plains, New York (currently 5 locations with over 4,000 employees), and Ft. James Paper Co. of Norwalk, Connecticut (with over 1,000 employees).

     Currently, the Company's revenues are derived primarily from sales related to the management of corporate restaurants and catering in single tenant and multi-tenant office buildings. The balance of revenues are derived from the maintenance of vending machines, office coffee service and catering special events at select facilities. The Company concentrates on medium-size clients generating from $500,000 to $1-2 million per location in annual food sales. Management believes that these middle market facilities generally provide greater profit margins and need a variety of food related services. The Company endeavors to be the exclusive food provider at the facilities served thereby being able to control the quality of service and product at each location.

     In February 1998, the Company commenced food service operations for Bloomingdale's By Mail, Ltd., located in Cheshire, Connecticut, which handles the Bloomingdales' catalog sales division. Also, in April 1998, the Company opened its largest account, the "New Leaf Cafe" located in the atrium of the Metro Park Twin Towers in Edison, New Jersey. The facility has over 3,000 people employed in the office complex and the agreement encompasses all phases of the Company's food service operations, including full service vending, office coffee, catering and a HOMEfood MARKET which will open in August 1998.

     The Company has recently implemented a home meal replacement program (the "HOMEfood MARKET). This program provides employees at certain of its facilities the ability to purchase fully cooked home style meals for consumption at home without further preparation or re-heating. The HOMEfood MARKET also offers evening employees at certain of its locations such as Bloomingdales, the opportunity to have a quality meal on premises in a cost-effective manner. Management believes that this additional food service component was an important factor in acquiring the contracts with Bloomingdales and the Metro Park Twin Towers.

     The Company believes there are significant opportunities to expand its business through the acquisition of companies in the contract food service industry, particularly in the education and corporate dining markets. The Company's Officers and Directors will be responsible for identifying, pursuing and negotiating potential acquisition candidates and integrating acquired operations. The Company believes it can integrate such companies into the Company's management structure and diversified operations successfully without a significant increase in general and administrative expenses. In addition, future acquisitions are expected to enable the Company to lower overhead costs through centralized geographical office operations and to grow to a size so that it qualifies for bids on larger volume quality accounts that require asset or purchase programs to meet the higher standard.

     The Company's corporate offices are located at Two Broadway, Hamden, Connecticut 06518. The Company's telephone number is (203) 248-4100.

                              THE OFFERING


Securities Offered . . . . . .  1,000,000 Shares and 1,000,000 Warrants.  The
                                Shares and Warrants are being separately offered and are separately transferable at any time from the date of this Prospectus (the "Effective Date"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.50 per share for a period of five years from the Effective Date, on which date the Warrants will expire. Commencing after the Effective Date, the Warrants are subject to redemption at $.25 per Warrant on 30 days' prior written notice if the closing bid price of the Company's Common Stock as reported on Nasdaq or the closing sale price of such Common Stock, if traded on a national or regional securities exchange, as applicable, averages at least $10.00 over the 30 consecutive trading days ending within 10 days of the notice of redemption. The Company is required to maintain the effectiveness of the Registration Statement of which this Prospectus is a part, with respect to the Common Stock underlying the Warrants, at the time of redemption of the Warrants. Prior to the first anniversary of the Effective Date, the Warrants will not be redeemable by the Company without the written consent of the Underwriter.


                                In the event, the Underwriter exercises its over-allotment option, three Officers and Directors of the Company will sell up to 24,000 shares of the Company's Common Stock pursuant to this Offering and the Company will not receive the proceeds from such sale. See "SELLING SHAREHOLDERS."

Offering Price:
  Common Stock . . . . . . . .  $5.00 per Share.
  Warrants . . . . . . . . . .  $.125 per Warrant.

Shares of Common Stock
  Outstanding:
    Prior to the
     Offering (1). . . . . . .  130,000 shares of Common Stock.

    After the
     Offering (1)(2) . . . . .  1,130,000 shares of Common Stock.


Use of Proceeds. . . . . . . .  To hire additional sales personnel, develop additional marketing activities, acquire related food service businesses and provide for working capital. See "USE OF PROCEEDS."

Risk Factors . . . . . . . . .  Investment in the Company involves certain general business risks and risks specifically inherent in the food service industry which in part, include retention of customer accounts, labor shortages, competition, seasonability, governmental regulation and dependence on management. See "RISK FACTORS."

                                      Common Stock    Warrants
                                      ------------    --------
Proposed Nasdaq Small
 Cap Market(SM) Symbols . . .           "CAFE"         "CAFEW"
Proposed Boston Exchange
 Symbols. . . . . . . . . . .            "HAC"         "HACW"
____________________
(1)  Does not include 700,000 shares of Series A Preferred Stock ("Series
     A Preferred") held by certain Officers and Directors which have voting rights equal to the shares of Common Stock, but are not convertible to Common Stock for at least fifteen months from the Effective Date and upon meeting certain income and revenue thresholds. See "DESCRIPTION OF SECURITIES."

(2) Does not give effect to (a) the issuance of up to 1,000,000 shares in the event of exercise of Warrants issued in connection with this Offering, (b) the issuance of up to 300,000 shares upon exercise of the Underwriter's Over-allotment Option and exercise of the underlying Warrants, (c) the issuance of up to 200,000 shares upon exercise of the Underwriter's Warrants and the underlying Warrants, (d) the issuance of up to 12,000 shares of the Common Stock upon the exercise of options available under the Company's stock option plan of which all 12,000 have been granted to date and (e) the issuance of shares of Common Stock underlying the 700,000 Series A Preferred. See "UNDERWRITING."

                         SUMMARY FINANCIAL DATA

     The following summary financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The statements of operations data for the years ended June
29, 1997 and June 30, 1996, and the balance sheet data at June 29, 1997 are derived from and should be read in conjunction with the financial statements of the Company and notes thereto audited by DiSanto Bertoline & Company, P.C., independent auditors.

     The summary financial data as of, and for the nine months ended March 27, 1998 and March 28, 1997, are derived from the unaudited financial statements of the Company, which in the opinion of the Company reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the unaudited financial statements. The results of operations for the nine months ended March 27, 1998 and March 28, 1997 are not necessarily indicative of the results to be expected for the full year.

STATEMENTS OF OPERATIONS DATA:


                                    YEARS ENDED            NINE MONTHS ENDED
                               JUNE 29,     JUNE 30,    MARCH 27,      MARCH 28,
                                 1997         1996        1998           1997
                                 ----         ----        ----           ----
                                                               (UNAUDITED)
Revenues                      $5,971,926  $4,939,428    $5,004,385     $4,290,622
Cost of sales                  5,320,361   4,462,335     4,426,815      3,861,280
Gross profit                     651,565     477,093       577,570        429,342
Selling, general
 and administrative              553,367     441,549     4,003,247 (3)    370,600
Net income (loss)             $   86,543  $   32,124   $(3,412,479)(3) $   43,127

Net income (loss) per
 common share(1)(2)           $     0.67  $     0.25   $    (26.25)(3) $     0.33
                              ==========  ==========   ===========     ==========
Common shares used in
 computing net income (loss)
 per common share(1)(2)          130,000     130,000       130,000        130,000

BALANCE SHEET DATA:
                                              MARCH 27,        PRO FORMA
                                JUNE 29,        1998         AS ADJUSTED(2)
                                 1997        (UNAUDITED)     MARCH 27, 1998
                                 ----        -----------     --------------

Cash                         $  140,121      $  100,257        $4,221,007
Working capital (deficit)    $  (24,642)     $   20,977        $4,141,727
Total assets                 $  982,358      $1,191,818        $5,312,568
Long-term liabilities        $   80,770      $   45,371        $   45,371
Stockholders' equity         $  128,721      $  216,242        $4,336,992

____________________

*    Less than $.01 per share

(1) See Note 1 to the Financial Statements for a description of the computation of net income (loss) per common share.

(2) Adjusted to reflect sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the receipt of the net proceeds therefrom (with an initial public offering price of $5.00 per share of Common Stock and $.125 per Warrant, respectively, and after deducting underwriting discounts and commissions and estimated offering expenses). Also includes the issuance of 700,000 shares of Series A Preferred issued to certain Officers and Directors. Does not include receipt of net proceeds from the exercise of the Warrants, the Underwriter's Purchase Warrants, the Underwriter's Over-Allotment Option.

(3) The significant net loss per share is attributable to the compensation expense recognized in connection with the issuance of the Series A Preferred Stock discussed above.

                              RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933. SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THIS SECTION AND UNDER "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" AND "BUSINESS." ACTUAL EVENTS OR RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, WITHOUT LIMITATION, THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED WHEN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     RETENTION AND RENEWAL OF CUSTOMER CONTRACTS. The Company's success will depend on its ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts. Certain of the Company's corporate dining contracts representing approximately 49% of the Company's annual sales are from two major customers. There can be no assurance that the Company will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable. The Company's failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS - Major Contracts."

     INVESTMENT IN CLIENT CONTRACTS. Typically the Company is required to invest a substantial amount of money in a client's facility for equipment and initial start-up expenses. Historically, the Company has funded these expenditures from cashflow and short-term borrowings. To the extent the Company is unable to be reimbursed for a part of these costs or enter into long-term contracts or is unable to retain existing clients, the Company could experience short-term cashflow problems or be required to seek additional outside financing, the availability of which there can be no assurances. See "BUSINESS - Major Contracts."

     DEPENDENCE ON BUILDING OWNERS TO RETAIN TENANTS. The Company's customers consist primarily of tenants in large office complexes and buildings in the Northern United States. Accordingly, the Company is dependent, in a large part, on the building owners to attract and retain quality tenants by offering competitive rental rates, favorable locations and adequate maintenance services. To the extent these entities fail to provide a favorable rental atmosphere and retain existing tenants, the Company may lose customers, revenues, and potentially a food service contract irrespective of the quality of its food service facility. If the Company were to lose customers due to building vacancies, it could have an adverse material effect on the Company's operations and financial condition. See BUSINESS - Operations."

     FLUCTUATING FOOD PRICES AND SHORTAGES. The Company is subject to fluctuating food prices and availability of certain food items which can, and does, vary by location. Although the Company's contracts with its clients allow for certain adjustments due to rising prices over a specified period of time, often times the Company must take a reduced margin to insure the availability of certain required food groups and avoid customer dissatisfaction. Although most shortages last only a short period of time, shortages in certain items may adversely affect the quality and variety of food offered at a given location. The Company attempts to anticipate shortages by centralized buying for its various locations by placing large orders with reliable suppliers and following trends in product availability and price. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."

     COMPETITION IN TAKE-HOME PREPARED MEAL MARKET; DEPENDENCE ON CUSTOMERS WITH DISPOSABLE INCOME. At certain of its locations, the Company offers tenant employees the opportunity to purchase fully cooked homestyle meals with can be served at home with little or no additional preparation. The Company's fully prepared, take home meals compete with many other forms of home replacement meals, including a variety of ethnic foods. The Company's take home meals are generally purchased by upper middle class employees who have the disposable income to purchase such meals. If a down turn in the economy were to occur, the areas in which the Company offers these types of meals, it is likely that this source of revenues would be adversely affected. See "BUSINESS - HOMEfood MARKET."

     DEPENDENCE ON KEY PERSONNEL. The Company's future success depends to a significant extent on the efforts and abilities of its founders and executive Officers, Geoffrey W. Ramsey and David J. Murphy. Although the Company has five (5) year employment agreements with these two individuals, the loss of the services of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitability. The Company intends on the completion of this Offering to obtain a $1,000,000 key man life insurance policy on each of these individuals, of which the Company will be the beneficiary. See "BUSINESS - Employees" and "MANAGEMENT - Executive Officers and Directors."

     DIRECTORS LIABILITY LIMITED. The Company's Certificate of Incorporation exclude personal liability of its Directors to the Company and its stockholders for monetary damages for breach of fiduciary duty except for willful violations. Accordingly, the Company will have a much more limited right of action against its Directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws. See "MANAGEMENT - Limited Liability and Indemnification of Directors."


     DISCRETION IN USE OF PROCEEDS AND UNSPECIFIED ACQUISITIONS. The Company presently intends to use net proceeds from this Offering for the purposes set forth in "Use of Proceeds." However, Management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address changes in circumstances or opportunities. Up to approximately $2,285,750 or approximately 55.0% of the net proceeds has been allocated to unspecified acquisitions of existing companies in the contract food service industry and in most cases, the shareholders will not be able to review or vote on such acquisitions. In addition, approximately 18.0% of the net proceeds are allocated to working capital, including expansion of marketing and sales and hiring of personnel. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this Offering. See "USE OF PROCEEDS."

     LABOR SHORTAGES. From time to time, the Company must hire and train a number of qualified food service managers and temporary workers to provide food service at a new corporate location or scheduled events at the Laurel View Country Club and other locations. The Company may encounter difficulty in hiring sufficient numbers of qualified individuals to staff these events, which could have a material adverse effect on its business, financial condition and results of operations. These shortages occur most often during the summer months when a large number of events are planned at the Laurel View Country Club. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS - Liquidity and Capital Resources" and "- Seasonability."

     COMPETITION. The Company encounters significant competition in each area of the contract food service market in which it operates. Certain of the Company's competitors compete with the Company on both a national and local basis and have significantly greater financial and other resources than the Company. Competition may result in price reductions, decreased gross margins and loss of market share. In addition, existing or potential clients may elect to "self operate" their food service, thereby eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "BUSINESS - Competition."

     NEED FOR ADDITIONAL FINANCING. Although management believes the net proceeds of this Offering will be sufficient to meet the Company's working capital requirements for the next 18 months, it is possible that additional cash liquidity may be required to finance anticipated growth through acquisitions. Although the Company has not commenced negotiations with a commercial lender, following consummation of this Offering it is very likely that the Company will seek to obtain a revolving credit agreement to supply additional financing which may be necessary to support future growth. Should it be successful in obtaining such financing, the Company will, in all likelihood, secure borrowings with the granting of security interests in substantially all of its assets. In the event that the Company should require additional financing beyond the net proceeds of this Offering, there can be no assurance that such financing will be available on commercially reasonable terms, or that the Warrants included in this Offering will be exercised. If future financing is not available when needed, the Company may be forced to curtail or discontinue its acquisition program and expansion strategy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS - Liquidity and Capital Resources."

     INFLATION RISK. Although most of the Company's contracts provide for minimum annual price increases for products and services provided by the Company, the Company could be adversely impacted during inflationary periods if the rate of contractual increases are lower than the inflation rate. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS - Liquidity and Capital Resources."

     ACQUISITION RISKS. A key component of the Company's strategy is to pursue acquisitions of related businesses. There can be no assurance, however that the Company will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into the Company's operations. In addition, acquisitions by the Company are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that the Company's historic or future acquisitions will not have an adverse impact on the Company's business, financial condition or results of operations. If suitable opportunities arise, the Company anticipates that it would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. If the Company were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, stockholders of the Company could suffer a significant dilution of their interests in the Company. In addition, many of the acquisitions the Company is likely to pursue, if accounted for as a purchase, would result in substantial amortization charges to the Company. See "BUSINESS - Acquisition Strategy."

     GOVERNMENT REGULATION. The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment, and health and safety regulations. The Company also holds a liquor license at one facility and is subject to the liquor license requirements of the state of Connecticut, including its "dram-shop" statute. "Dram-shop" statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While the Company maintains insurance for such liability, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. The loss of its liquor license could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that additional federal or state regulation would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "BUSINESS - Government Regulation."

     EFFECTIVE CONTROL BY CURRENT OFFICERS AND DIRECTORS. Prior to this Offering, the Company's current Officers, Directors and family members had beneficial ownership of 52,600 shares of Common Stock and 700,000 shares of voting Series A Preferred Stock, or approximately 91% of the shares currently eligible to vote. After completion of this offering, these persons will continue to beneficially own approximately 37.1% of the voting shares outstanding. The Company's Certificate of Incorporation does not authorize cumulative voting in the election of directors. As a result, the Company's Officers and Directors currently are, and in the foreseeable future will continue to be, in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of Directors. See "PRINCIPAL SHAREHOLDERS."

     CONTINUING INFLUENCE OF UNDERWRITER. The Underwriting Agreement between the Company and the Underwriter provides that the Underwriter will have a financial advisory agreement with the Company, a merger and acquisition agreement to find potential business combinations and the right to have an observer present at the Company's Board of Director meetings. Accordingly, the Underwriter will have an ongoing influence on the Company's business after completion of the public offering. Although the Company views this relationship as beneficial, it is possible certain decisions of the Board of Directors may be influenced by this ongoing relationship. See "UNDERWRITING."

     NO DIVIDENDS. The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors. See "DIVIDENDS."


     SUBSTANTIAL DILUTION TO INVESTORS. There will be an immediate and substantial dilution to the investors who purchase Shares in this offering in that the net tangible book value per share of the Common Stock after the offering will be substantially less than the price of the Shares offered hereby. The dilution to new investors after this offering is $2.75 per share (47%). See "DILUTION."


     POSSIBLE ADVERSE EFFECTS OF FUTURE SALES OF SHARES. All of the 130,000 shares of Common Stock currently outstanding were issued approximately ten (10) years ago and are eligible for sale in the public market. The Officers and Directors of the Company who hold 52,600 shares of Common Stock and 700,000 shares of Series A Preferred Stock have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 24 months after the Effective Date of this Prospectus (the "Lock-up Period") without the written consent of the Underwriter.

     In addition, in the event the Series A Preferred Stock is converted, all 700,000 shares of Common Stock may be deemed "restricted securities" as that term is defined in the Securities Act of 1933, as amended (the "Act") and may be sold pursuant to a registration statement under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. For a description of Rule 144, see "SHARES ELIGIBLE FOR FUTURE SALE." Upon expiration of the twenty four (24) month Lock-Up Period from the Effective Date, all of the 52,600 shares of Common Stock and any converted Series A Preferred Stock currently held by the Officers and Directors will be eligible for sale in the public market subject to compliance with the volume limitations of Rule 144 of the Act.

     ARBITRARY DETERMINATION OF OFFERING PRICE. Although the Company has been a public company since 1988, no public market for the shares of the Company's Common Stock has existed. Consequently, the price at which the Shares and Warrants are being offered have been arbitrarily determined by negotiation between the Company and the Underwriter and does not bear any relationship to such established valuation criteria as assets, book value or prospective earnings. See "UNDERWRITING."

     NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE OF SHARES OF COMMON STOCK AND WARRANTS. The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected, therefore, that if and when trading commences in the Company's Common Stock and Warrants, there may be wide fluctuations in price. There has been no prior public market for the Company's Common Stock or Warrants and, despite the initial listing of the Common Stock and Warrants on Nasdaq, there is no assurance that a market will develop or be sustained. The lack of a current market for the Common Stock and Warrants, fluctuations in trading interest and changes in the Company's operating results, financial condition and prospects could have a significant impact on the market prices for the Common Stock and the Warrants. See "UNDERWRITING."

     NASDAQ MAINTENANCE REQUIREMENTS AND EFFECTS OF POSSIBLE DELISTING; RISKS RELATED TO LOW-PRICED STOCKS. Although the Company's Common Stock and Warrants have been approved for initial listing on the Nasdaq Small-Cap Market upon the Effective Date of this Prospectus, the Company must continue to meet certain maintenance requirements in order for such securities to continue to be listed on Nasdaq. Nasdaq recently implemented new entry and maintenance requirements for companies traded on the Nasdaq Small-Cap Market, including increased financial standards and requiring the companies to have at least two independent directors and an audit committee, a majority of which are independent directors. There can be no assurance that the Company will continue to meet such new requirements. If the Company's securities are delisted from Nasdaq, this could restrict investors' interest in the Company's securities and could materially and adversely affect any trading market and prices for such securities. In addition, if the Company's securities are delisted from Nasdaq, and if the Company's net tangible assets do not exceed $2 million, and if the Common Stock is trading for less than $5.00 per share, then the Company's Common Stock and Warrants would each be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of effective trading markets, if any, for the Company's Common Stock and Warrants. See "UNDERWRITING."

     RISK OF LOW-PRICED STOCKS. If the Company's Securities were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable Securities and Exchange Commission regulations were available, such Securities would be subject to the penny stock rules. A "penny stock" is defined as a stock that has a price of $5.00 or less. The rules relating to "penny stocks" impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For example, the broker dealer must deliver to its customer prior to effectuating any transaction, a risk disclosure document which sets forth information as to the risks associated with "penny stocks," information as to the salesperson, information as to the bid and ask prices of the "penny stock," the importance of the bid and ask prices to the purchaser, and investor's rights and remedies if the investor believes he/she has been defrauded. Also, the broker dealer must disclose to the purchaser its aggregate commission received on the transaction, current quotations for the securities and monthly statements which provide information as to market and price information. In addition, for transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could affect the ability of broker-dealers to sell the Company's Securities and the ability of purchasers in the Offering to sell their Securities in the secondary market. See "DESCRIPTION OF SECURITIES."

     RESTRICTIONS ON EXERCISE OF WARRANTS; POSSIBLE REDEMPTION OF WARRANTS. Investors purchasing Warrants in this Offering will not be able to exercise the Warrants unless at the time of exercise this Registration Statement is current, or a new registration statement registering the

Common Stock issuable upon exercise of the Warrants is effective and such shares have been registered and/or qualified or deemed to be exempt from registration and/or qualification under the securities laws of the state of residence of the holder of the Warrants. The Company does not intend to advise holders of the Warrants of their inability to exercise the Warrants other than in response to a specific written inquiry to the Company. The value of the Warrants may be greatly reduced if a current registration statement covering the shares of Common Stock underlying the Warrants is not effective or if such Common Stock is not registered or exempt from registration in the states in which the holders of the Warrants reside.
The Warrants are subject to redemption by the Company on 30 days prior written notice provided that the daily trading price for the shares is above $10.00 for at least 30 consecutive trading days ending within ten days prior to the date of the notice of redemption. If the Warrants are redeemed, Warrantholders will lose their right to exercise the Warrants except during such 30 day redemption period. Any redemption of the Warrants during the one-year period commencing on the Effective Date of the Prospectus shall require the written consent of the Underwriter. See "DESCRIPTION OF SECURITIES - Warrants."

     NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS. The Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. See "DESCRIPTION OF SECURITIES - Warrants."

     Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants (whether in response to a redemption notice or otherwise), unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Warrant holders would have no choice but to attempt to sell the Warrants or allow them to expire unexercised. See "DESCRIPTION OF SECURITIES - Warrants."

                             DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of the business. The Delaware General Corporation Law provides that dividends may only be paid out of capital surplus or out of earnings.
There are no other limitations on the ability of the Company to pay dividends to its shareholders. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors.

                             USE OF PROCEEDS


     The net proceeds from the sale of the 1,000,000 Shares and 1,000,000 Warrants offered hereby will be approximately $4,120,750 after deducting all of the expenses of the offering, and without giving effect to the exercise of the over-allotment option. The Company intends to utilize the proceeds from this offering substantially as follows:


     APPLICATION OF PROCEEDS                 AMOUNT     PERCENT OF PROCEEDS
     -----------------------                 ------     -------------------


Sales and Marketing (1). . . . . . . . . .   $  800,000           19.41%
Evaluation of Acquisitions (2) . . . . . .       85,000            2.06%
Acquisitions (2) . . . . . . . . . . . . .    2,285,750           55.47%
Product Development (3). . . . . . . . . .      200,000            4.86%
Working Capital (4). . . . . . . . . . . .      750,000           18.20%
                                             ----------          -------

Total. . . . . . . . . . . . . . . . . . .   $4,120,750           100.0%
                                             ==========           ======

____________________
(1) The Company anticipates that it will hire additional sales personnel to concentrate on business development in the states of New York and New Jersey. The Company will aggressively evaluate and develop markets which have a high concentration of corporate clients and catering opportunities.


(2) The Company believes there are significant opportunities to expand its business through the acquisition of existing companies in the contract food service industry. Any acquisition will be evaluated by management on its individual merits with consideration being given to annual revenues, market niche, geographic location and sales price and terms required by the acquisition candidate. Approximately $85,000 will be used to evaluate acquisition candidates; however, the Company is not currently evaluating any possible acquisitions and has no current agreements or understandings with respect to the acquisition of any company and is not currently conducting negotiations with respect to any acquisition. The Company will actively consider acquisition opportunities as they arise. The balance of any funds not used for acquisitions or to date unallocated, will be used for working capital.


(3) The Company has developed a unique concept of home meal replacement which can be added to its existing and future client facilities. The HOMEfood MARKET offers a variety of meals which can be purchased on the customer's premises for consumption after the employee returns home. The Company will use a portion of the proceeds to develop additional menu selections and purchase the necessary equipment which includes promotional materials, food carts, signs and sampling facilities. See "THE COMPANY - Business Strategy."

(4) The Company anticipates the need for on-site food service managers and additional administrative support personnel with the anticipated growth in its corporate client base. As operations increase and any food service acquisitions are consummated, the Company will hire individuals in the areas of accounting and menu support. In addition, working capital will be used to fund new accounts which require substantial up-front costs for cash registers, merchandising materials, vending machines and training of employees.

     The amounts set forth above are estimates developed by management of the Company of the allocation of net proceeds of the offering based upon the Company's current plans and prevailing economic and industry conditions. The Company's proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and the Company's financial condition in general.

     While there can be no assurance, the Company believes the net proceeds from the offering and internally generated funds will be adequate to satisfy the Company's working capital needs for the next twelve months.
The Company may require additional debt or equity financing in order to finance future internal growth or acquisitions. There can be no assurance that additional financing on acceptable terms will be available to the Company when needed, if at all. See "RISK FACTORS," "THE COMPANY" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

     Pending use of the net proceeds of this Offering, the Company may make temporary investments in bank certificates of deposit, interest bearing, insured savings accounts, United States government obligations and insured money market funds. Any income derived from these short-term investments will be used for working capital.

                             CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 27, 1998 and as adjusted after the public offering to reflect the net proceeds from the issuance of 1,000,000 Shares in this offering at an offering price of $5.00 per Share and 1,000,000 Warrants at $.125 per Warrant and the estimated use of proceeds therefrom. See "USE OF PROCEEDS."


                                                      March 27, 1998
                                              -------------------------------
                                                                 As
                                              Actual(1)     Adjusted(1)(2)(3)
                                              ---------     -----------------

Long-term Debt. . . . . . . . . . . . .         $ 45,371          $ 45,371

Stockholders' Equity:
  Preferred Stock, $.001 par value,
      20,000,000 shares authorized,
      700,000 Series A Preferred
      issued March 1, 1998(4) . . . . .              700               700
  Common Stock, $.001 par value;
      80,000,000 shares authorized,
      130,000 shares issued and outstanding,

      1,130,000 after the public offering            130             1,130
  Additional Paid-in Capital. . . . . .        3,744,258         7,864,008
  Retained Earnings (Deficit) . . . . .       (3,528,846)       (3,528,846)
                                              ----------        ----------

Total Stockholders' Equity  . . . . . .          216,242         4,336,992
                                              ----------        ----------

Total Capitalization. . . . . . . . . .       $  261,613        $4,382,363
                                              ==========        ==========

____________________

(1) Gives effect to the reverse stock split of 100 to 1 of the Company's Common Stock effectuated in March 1998 and the issuance of 700,000 shares of Series A Preferred issued to certain Officers and Directors. The issuance of the Series A Preferred Shares resulted in an increase of Additional Paid-In Capital of $3,499,300.

(2) Includes the receipt of net proceeds from the public offering of $4,120,750 after the payment of commissions, expenses and the Underwriter's consulting fee as if such proceeds were received on March 27, 1998. See "USE OF PROCEEDS."


(3) Does not give effect to (a) the issuance of up to 1,000,000 shares of Common Stock in the event of exercise of Warrants issued in connection with this Offering, (b) the issuance of up to 300,000 shares of Common Stock upon exercise of the Underwriter's Over-allotment Option and exercise of the underlying Warrants, (c) the issuance of up to 12,000 shares of Common Stock upon exercise of options available under the Company's stock option plan, all 12,000 of which have been granted to date, or (d) the issuance of up to 200,000 shares of Common Stock upon exercise of the Underwriter's Warrants and the underlying Warrants. See "UNDERWRITING."

(4) The Company reduced the authorized number of Preferred Stock to 2,000,000 shares in May 1998.

                                DILUTION

         The Company's net tangible book value (deficiency) before the offering at March 27, 1998, was $216,242 or $.26 per share. "Net tangible book value per share" represents the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding.
The net tangible book value before offering considers the issuance of 700,000 shares of Common Stock upon the conversion of the 700,000 shares of Series A Preferred Stock outstanding.


         After giving effect to the sale of the Shares offered, based on an offering price of $5.00 per Share and $.125 per Warrant by the Company, the pro forma net tangible value after offering would have been approximately $4,337,000 or $2.37 per share. This represents an immediate increase in net tangible book value per share of $2.11 (812%) to existing shareholders and an immediate decrease of $2.75 (47%) per share to the investors purchasing the Shares offered hereby at the Price to Public. The following table illustrates the per share dilution in net tangible book value to new investors:


    Public offering price per Share
    and Warrant. . . . . . . . . . . . . . . . . . .              $ 5.12
       Net tangible book value (deficiency)
             per share before offering . . . . . . .  $0.26

       Increase per share attributable to
       sale of Shares. . . . . . . . . . . . . . . .   2.11
                                                      -----

    Pro forma net tangible book value per
    share after offering . . . . . . . . . . . . . .                2.37
                                                                   -----

    Dilution per share to new investors. . . . . . .               $2.75
                                                                   =====


     The following table sets forth a comparison of the number of shares of Common Stock acquired by current shareholders from the Company, the total consideration paid for such shares of Common Stock and the average price per share paid by such current shareholders and to be paid by the prospective purchasers of the Shares (based upon the initial offering price of $5.00).

                         Number of Shares of        Consideration
                         -------------------        -------------  Average Price
                        Common Stock Acquired    Amount     Percent   Per Share
                        ---------------------    ------     -------   ---------


Existing Shareholders(1) . . .    130,000       $  245,000    4.7%       $1.88

New Investors. . . . . . . . .  1,000,000       $5,000,000   95.3%       $5.00
                                ---------       ----------   ----

Totals . . . . . . . . . . . .  1,130,000       $5,245,000    100%
                                =========       ==========    ===

____________________

(1) Does not include (i) 700,000 shares of Series A Convertible Preferred which may not be converted for five (5) years to Common Stock or earlier in the event certain incentive goals are achieved and (ii) an additional 12,000 shares of Common Stock subject to options granted to Officers and Directors of the Company at option exercise prices of $5.00 per share, the price of the public offering. See "DESCRIPTION OF SECURITIES - Series A Convertible Preferred Stock."

                         SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The statements of operations data for the years ended June 29, 1997 and June 30, 1996, and the balance sheet data at June 29, 1997 are derived from and should be read in conjunction with the financial statements of the Company and notes thereto audited by DiSanto Bertoline & Company, P.C., independent auditors.

     The selected financial data as of, and for the nine months ended March 27, 1998 and March 28, 1997, are derived from the unaudited financial statements of the Company, which in the opinion of the Company reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the unaudited financial statements. The results of operations for the nine months ended March 27, 1998 and March 28, 1997 are not necessarily indicative of the results to be expected for the full year.

STATEMENTS OF OPERATIONS DATA:


                                    YEARS ENDED           NINE MONTHS ENDED
                               JUNE 29,     JUNE 30,    MARCH 27,      MARCH 28,
                                 1997         1996        1998           1997
                                 ----         ----        ----           ----
                                                               (UNAUDITED)
Revenues                      $5,971,926  $4,939,428    $5,004,385     $4,290,622
Cost of sales                  5,320,361   4,462,335     4,426,815      3,861,280
Gross profit                     651,565     477,093       577,570        429,342
Selling, general
 and administrative              553,367     441,549     4,003,247 (3)    370,600
Net income (loss)             $   86,543  $   32,124   $(3,412,479)(3) $   43,127

Net income (loss) per
 common share(1)(2)           $     0.67  $     0.25   $    (26.25)(3) $     0.33
                              ==========  ==========   ===========     ==========
Common shares used in
 computing net income (loss)
 per common share(1)(2)          130,000     130,000       130,000        130,000


BALANCE SHEET DATA:
                                              MARCH 27,        PRO FORMA
                                JUNE 29,        1998         AS ADJUSTED(2)
                                 1997        (UNAUDITED)     MARCH 27, 1998
                                 ----        -----------     --------------

Cash                         $  140,121      $  100,257        $4,221,007
Working capital (deficit)    $  (24,642)     $   20,977        $4,141,727
Total assets                 $  982,358      $1,191,818        $5,312,568
Long-term liabilities        $   80,770      $   45,371        $   45,371
Stockholders' equity         $  128,721      $  216,242        $4,336,992

____________________

*    Less than $.01 per share

(1) See Note 1 to the Financial Statements for a description of the computation of net income (loss) per common share.

(2) Adjusted to reflect sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the receipt of the net proceeds therefrom (with an initial public offering price of $5.00 per share of Common Stock and $.125 per Warrant, respectively, and after deducting underwriting discounts and commissions and estimated offering expenses). Also includes the issuance of 700,000 shares of Series A Preferred issued to certain Officers and Directors. Does not include receipt of net proceeds from the exercise of the Warrants, the Underwriter's Purchase Warrants, the Underwriter's Over-Allotment Option.

(3) The significant net loss per share is attributable to the compensation expense recognized in connection with the issuance of the Series A Preferred Stock discussed above.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OR PLAN OF OPERATION

     The following review concerns the interim period ended March 27, 1998 and the fiscal years ended of the Company and should be read in conjunction with the financial statements and notes thereto.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     When used in this Prospectus, the words "anticipate," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including the Company failing to generate projected revenues. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

GENERAL

     Host America is a regional contract food service management company specializing in providing full restaurant and employee dining, special event catering, vending and office coffee service, home food replacement and management of corporate dining rooms and cafeterias for office complexes and manufacturing plants. This diversity of its services allows the Company's clients to offer their employees full breakfast and lunch availability, multi-level catering and a variety of complimentary food service options. The Company currently has operations in Connecticut, New York and New Jersey and, in the near future, the Company intends to expand to Illinois and Florida.

RECENT DEVELOPMENTS

     In February 1998, the Company commenced food service operations for Bloomingdale's By Mail, Ltd., located in Cheshire, Connecticut, which handles the Bloomingdales' catalog division. Management believes a key component of the contract was the availability of the HOMEfood MARKET concept for home meal replacement. The HOMEfood MARKET offers employees the opportunity to purchase complete prepared meals at their place of employment without requiring reheating or further preparation. The
HOMEfood MARKET serves two purposes: it not only provides Bloomingdale's daytime employees a meal to bring home, but more importantly, provides quality food service to Bloomingdale's evening employees in a cost-effective manner. In addition to providing a cafeteria and the HOMEfood MARKET, the Company manages vending and office coffee programs. Based on the quality of the food and service in the cafeterias, the Company was also awarded the Bloomingdales special events catering contract for that building.

     In April 1998, the Company opened its largest account, the "New Leaf Cafe" located in the atrium of the Metro Park Twin Towers in Edison, New Jersey. The facility has over 3,000 people in the office complex and the Company is the sole restauranteurer in the complex. The agreement encompasses all phases of the Company's food service operations, including full service vending, office coffee, catering and a HOMEfood MARKET which will open in August 1998.

     In May 1998, the Company entered into contracts with Tyco Submarine Systems, Ltd. in Morristown and Eatontown, New Jersey. Both locations employ an aggregate of 800 employees. The Company offers full service dining, vending machines and catering. HOMEfood MARKETS are to be added in August 1998 and each location will have "food court cafes" offering pizzas made to order, tortilla wraps and deli-style sandwiches.

     Also in May 1998, the Company signed a contract with Pitney Bowes, Inc. bringing the total locations to six buildings in Connecticut with 2,500 employees. The Company offers full service dining at each location, vending machines, office coffee service, corporate office catering (primarily working lunches). Corporate office catering accounts for 35% of the revenues attributable to this account.

RESULTS OF OPERATIONS - FOR THE NINE MONTHS ENDED MARCH 27, 1998 ("1998 PERIOD) COMPARED TO THE NINE MONTHS ENDED MARCH 28, 1997 ("1997 PERIOD")

     Revenues from operations for the 1998 period were $5,004,385 as compared to $4,290,622 for the 1997 period. Accordingly, revenues increased $713,763 or approximately 16.6% due in part to the aggressive program of adding new facilities and maximizing revenue from existing facilities. A significant portion of this increase is due to increased servicing to Pitney Bowes, Inc. and Oxford Health ("Oxford"). Oxford has been expanding into several new geographic locations and has sought the Company's assistance in establishing in-house food service for its employees in certain of those locations.

     Cost of sales increased $565,535 from the 1997 period to the 1998 period, representing a 14.7% increase. Although the increase was trending similar to net revenues, the increase in cost of sales was less as a percentage than the increase in net revenues reflecting the favorable impact on margins that the change in product mix is having.

     General and administrative expenses increased $3,632,647 or 980% when compared to expenses of the 1997 period. Of the $3,632,647, $3,500,000 was reflected as a one time expense attributable to the issuance of 700,000 shares of Series A Preferred Stock to four (4) Directors in March 1998.

     The Company incurred a net loss for the 1998 period of $3,412,479 as compared to net income of $43,127 in the 1997 period. This significant loss in the 1998 period is primarily due to the issuance of the Series
A Preferred Stock described above granted in 1998.

RESULTS OF OPERATIONS - FOR THE YEAR ENDED JUNE 29, 1997 COMPARED TO THE YEAR ENDED JUNE 30, 1996

     Net revenues aggregated $5,971,926 for the year ended June 29, 1997, representing an increase of $1,032,498 or 20.9% over the year ended June 30, 1996. Further, when the net revenues for the year ended June 29, 1997 are compared with the amount of net revenues two years ago of $3,388,677 for fiscal 1995, the increase is $2,583,249 or 76.2%.

     The Company has continued an aggressive program of adding new facilities under its food management programs as well as enhanced revenues at existing facilities. The Company added four new locations during fiscal 1997 which accounted for approximately $853,000 of the overall increase.
A significant portion of this increase is due to increased servicing to Pitney Bowes and Oxford Health ("Oxford"). Oxford has been expanding into several new geographic locations and has sought the Company's assistance in establishing in-house food service for its employees in certain of those locations. The Company has developed a methodology to implement a full service food and canteen operation in a timely and responsive manner to support the expanding needs of this important customer. The remaining increase of approximately $179,000 results from expansion of food and canteen items offered for sale as well as continued refining of the mix of products sold to maximize sales per location.

     Cost of sales increased $858,026 for the year ended June 29, 1997 when compared to the year ended June 30, 1996, representing an increase of 19.2%. Although the increase was trending similar to net revenues, the increase in cost of sales was less as a percentage than the increase in net revenues reflecting the favorable impact on margins that the change in product mix is having on operations.

     General and administrative expenses increased $111,818 or 25.3% in fiscal 1997 when compared to fiscal 1996. The increase was primarily related to additional salaries and related costs incurred to support the additional facilities taken on during the year.

RESULTS OF OPERATIONS - FOR THE YEAR ENDED JUNE 30, 1996 COMPARED TO THE YEAR ENDED JUNE 30, 1995.

     Net revenues increased $1,550,751 or 45.7% for the year ended June 30, 1996 in comparison to the year ended June 30, 1995. The increase resulted from the net addition of three (3) new locations during the year in which the Company was successful in winning contracts to manage food service and canteen primarily in commercial facilities. The Company has been seeking new venues in food service to expand its market base of operations. In keeping with its operational objectives, the Company successfully negotiated and secured a multi-year contract to provide "up-scale" special event and catering services to the "Laurel View Country Club," located in Hamden, Connecticut. This account has had a very positive impact on both the public and corporate image of the Company.

     Cost of goods sold increased $1,454,477 in the year ended June 30, 1996 in comparison to the same period in 1995. This increase represented a 48.4% increase which was greater than the percentage increase in sales. Food and supply purchases were higher than normal due to initiating contracts with several new vendors and not having the opportunity to arrange longer-term supply agreements. Further, overhead expenses reflect higher levels than expected due to the volume on new locations and the extra start-up expenses associated with some of those locations.

     General and administrative expenses increased $45,837 or only 11.6% when compared to expenses of the same period in the prior fiscal year reflecting a stable cost environment for these expenses in a period of rapid expansion. This period of stable general and administrative expenses resulted from rigid cost controls implemented by management to partially offset the severe pressure on overhead expenses due to expansion of facilities under management.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity as evidenced by its current ratio has continued to improve. The current ratio at March 27, 1998, June 29, 1997, June 30, 1996 and 1995 was 1.022:1, .968:1, .876:1 and .680:1,
respectively. This improving condition is due to increasing profitability; however, management of other balance sheet items has also contributed to the improvement.

     Cash flows from operating activities for the nine month period ended March 27, 1998 amounted to $148,692 primarily resulting from management of current assets and liabilities. Investment in property and equipment in the amount of $71,519 and net repayments of debt of $117,037 combined to result in an overall decrease in cash for the period of $39,864.

     Cash flows from operating activities in fiscal 1997 amounted to $184,610. The positive cash flow was primarily due to net income ($86,543) and non-cash expenditures such as depreciation and amortization of ($82,299). The remainder, $15,768 resulted from management of other current asset and liability items during the period. Cash flows from investing activities for the year ended June 29, 1997 reflected an outflow of $68,543 reflecting a net investment in new equipment to support the expansion to new facilities.

     Cash flows from financing activities also resulted in a net outflow of cash of $48,692 representing a net repayment of debt when considering the additional financing and repayment of existing notes.

     The net effect of all these events resulted in increasing cash by $67,375 for the year and achieving an ending cash balance of $140,121 at June 29, 1997.

     Net cash flows for the year ending June 30, 1996 resulted in a negative change in cash for the year of $37,917. Although operating activities contributed $34,139 due principally to net earnings for the year, purchases of equipment to support the rapid expansion of facilities under management amounted to $110,259 and exceeded the net financing activities of the Company for the same period of $38,203.


     The Company will receive approximately $4,120,750 in proceeds from this offering without giving effect to the Underwriter's overallotment option. The Company will use these proceeds to hire additional sales personnel for the New Jersey and New York markets; seek acquisitions of existing companies in the contract food industry; development of additional products and marketing concepts; and working capital.


SEASONABILITY

     The Company's business is somewhat seasonal in nature. Many of the Company's corporate customers are slower in the summer months due to vacation schedules of their employees and shift reductions. Special events catering tends to peak at various times of the year depending on corporate meetings, holiday parties and the frequency of weddings and special events. The Company adjusts its labor staffing and inventories as necessary during these periods.

COMMITMENTS

     The Company leases its office facility under the terms of a month-to-month lease agreement with a monthly payment of $1,575. The Company also maintains food service facilities at a number of locations pursuant to its contracts with the building owners. In addition, the Company also pays monthly rental charges of $2,100 to the Town of Hamden for use of the Laurel View Country Club food service and banquet facility.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Based on an assessment of its computer systems, the Company believes that it will not encounter significant operational problems or be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. However, if problems are encountered and modifications and conversions are not timely made, the Year 2000 problem may have an impact on the operations of the Company.

                               THE COMPANY

GENERAL

     The Company is a regional contract food service management company.
A majority of corporate revenues are from sales related to the management of corporate cafeterias and restaurants, home meal replacement and catering in single tenant and multi-tenant office buildings. The balance of revenues are derived from the maintenance of vending machines and coffee service at select facilities. The Company concentrates on small- to medium-size clients generating from $500,000 to $2 million per location in annual food sales. Management believes that these middle market facilities generally provide greater profit margins and present the opportunity to provide a variety of food related services. The Company endeavors to be the exclusive food provider at each facility served, thereby being able to control the quality of food and service at each location.

     Various marketing and operating strategies are currently being used by the Company to provide an umbrella of food services at each customer facility ranging from basic corporate cafeteria dining, office coffee, vending machines, special events catering and home meal replacement programs. The Company believes this strategy has been important factor in the Company's growth and in attracting large, corporate clients with multiple needs. Through its on-site account managers and employees, the Company endeavors to provide high quality food and client satisfaction while controlling labor costs and overhead.

     The Company will attempt to increase its revenues through acquisition of small- to medium-sized food service providers currently operating in different geographical locations and dining markets not currently being served by the Company. The Company believes the increase in revenues will be coupled with a overall reduction in per unit food costs and the combination of general and administrative expenses. The Company has not, as of the date of this Report, entered into any agreements in this regard and no assurance can be given that the Company will be successful in seeking suitable acquisitions.

     The Company currently has operations in Connecticut, New York and New Jersey and, in the near future, intends to expand to Illinois and Florida.

HISTORY

     The Company was formed as a Delaware corporation on February 6, 1986 under the name University Dining Services, Inc. Its initial business was providing food service to colleges and preparatory schools in the New England area. After several years, the Company determined it was more profitable to provide food to larger, more densely populated customer bases. Accordingly in 1992, it shifted its focus to becoming a full service food management company specializing in employee dining in large office complexes and providing special events catering. In 1997 a home meal replacement program, the HOMEfood MARKET," was developed to meet the demand from individuals for complete home meals, to enhance existing corporate dining facilities and to increase revenues without significantly increasing overhead costs at each location.

     In February 1988, the Company conducted a public offering and sold 5,000,000 shares of its Common Stock to the general public. In February 1998, the Company effected a 100 to 1 reverse split of its then outstanding shares and to insure continuity of management, in March 1998, issued 700,000 shares of Series A Preferred Shares to its Officers and Directors. In addition, the Company entered into five (5) year employment agreements with its founders and key employees, Geoffrey W. Ramsey and David J. Murphy.

INDUSTRY OVERVIEW

     In 1996, the United States food service industry had annual revenues in excess of approximately $100 billion and $40 billion in the corporate services and educational markets. The balance of annualized revenues are concentrated in the areas of hospital/health care, correctional facilities, military facilities and transportation facilities. Additionally, the home-meal replacement industry is rapidly growing with annual sales estimated to range from $80 billion to $150 billion. Industry contracting revenues have continued rising since 1996 and are expected to continue to rise in 1998. The four largest nationals (Marriott, Aramark, CompassUSA, and Sodexho) produced double-digit revenue gains of 15% adding more than 1,500 accounts in 1996.

     The United States food service market is characterized by a large concentration of corporate and industry populations in a multitude of strategic geographical locations. The Company's primary geographical area of operations is located in the Southern New England and New York marketplace. This area is believed to have the largest financial segment of the industry, with a high population density, numerous corporate office parks, industrial facilities and concentration of mid-size and large corporations.

BUSINESS STRATEGY

     The Company has developed a program known as "Food Serve 2000," which is a comprehensive plan of evaluating all existing food operations, in an attempt to maximize customer satisfaction. Management, on a monthly basis, studies the basic elements of its food service at each location, including traffic flows, waiting times, food presentation, menu variety, nutritional assessment, work preparation and labor qualifications. In addition, on-site food managers maintain strict cost containment policies, nutritional programs for better health, custom designed menus to meet regional and ethnic tastes and facilities enhancement with state-of-the-art equipment. Each facility is then reviewed by management and the client to select the best possible combination of food and service.

     In addition to the acquisition strategy described below, the Company anticipates adding new sales representatives in Metro New York, New Jersey and Pennsylvania to actively promote the Company's innovative marketing program including the home-meal replacement program, the "HOMEfood MARKET." The Company believes the HOMEfood MARKET gives it a strategic time advantage over its national competitors who have not developed home-meal programs tied to their client contracts. To increase the existing client base, the Company is actively seeking customers in contiguous geographical locations.

     The Company continues to evaluate and improve its internal operational procedures and develop new procedures for product presentation. Often times this requires retaining existing personnel or acquiring specialized equipment such as pizza ovens. The Company attempts to achieve a continuing level of employee satisfaction with programs for training, providing high wages and retirement benefits together with a seniority and stable working conditions. The Company believes employee satisfaction will result in improved and more consistent service for its clients.

OPERATIONS

     The Company's primary emphasis has, and will be, on large corporate accounts. These types of accounts present the opportunity to provide a wide variety of food services in a single location to a select group ranging from vending machines to cafeteria services to special event catering. Typically, the Company is the exclusive provider of all available food and beverages and is responsible for the hiring and training of personnel at each location. On-site managers are selected for each facility who then, in turn, work closely with the Company's management to ensure continuing food quality and customer satisfaction.

     Each new account is assigned to a member of management who develops a comprehensive plan to meet that specific client's needs, which can include the Company being able to provide customized food service for up to 3,000 employees for larger clients. As discussed herein, the HOMEfood MARKET was developed in direct response to the need of certain clients to feed several work shifts with different types of quality food at times of the day when a normal cafeteria operation would not be available.

     An operating strategy is then formulated after extensive interviews and on-site visits. Various factors are considered to maximize the Company's profits without sacrificing client satisfaction. Each strategy includes a thorough review of labor and product costs, facility design, menu design, training and recruiting, specialized needs and equipment needs. Thereafter, the strategy is continually reviewed to monitor client employee satisfaction, changing food requirements and quality of food and service. Additional services are added as demand changes including the addition of vending machines, catering facilities and food selection upgrades.

MARKETING

     The Company selectively bids for privately owned facility contracts and contracts awarded by governmental and quasi-governmental agencies. Other potential food service contracts come to the Company's attention through direct contact with a customer, by mail and telephone, from conversations with suppliers, such as purveyors and vending machine suppliers, and state listings. New clients require the Company to submit a bid and make a proposal encompassing, among other things, a capital investment and other financial terms. In certain cases, a private-facility owner may choose to negotiate with the Company exclusively for a period of time and during the bidding process, the Company expends a great deal of time and effort preparing proposals and negotiating contracts.

     To attract typical office buildings as clients, the Company is constantly attempting to upgrade its food service and provide upscale, quality foods. To the extent employees are able to satisfy their food needs at the employer's location, the less time employees are away from their office setting which results in an increase in corporate and individual productivity. Further, if the Company can satisfy the employees with diverse and high-quality food items, employers are often willing to subsidize a portion of the costs.

     The Company believes that food service contracting in its business segments is far from saturated. The Company believes that it can compete with even the largest of its competitors because it provides direct personal contact with its clients two or three times a week, offers flexible menus to meet customer's desires, and intensively trains its unit managers.

HOMEFood MARKET

     In February 1996, the Company introduced the HOMEfood MARKET program as its version of home meal replacement for client employees and building tenants working different shifts and as a convenience to employees on their way home. Home meal replacement is broadly defined as a retail food service that replaces home-style, cooked meals with those prepared out of the home and which are made from scratch but have the convenience of fast food. This type of food service ranges from parts of meals, like salads, to complete meals such as a turkey dinner with gravy and side dishes. Home-style meals also require some sort of further processing by the customer, such as reheating or finishing, at home.

     HOMEfood MARKET provides a convenient way to assemble fresh, convenient meals at home which are fully prepared and ready to heat and serve. The Company prepares part of the menu in its on-site kitchen while a number of branded items are made off-site, like DeLuca Italian entrees, then placed in microwavable containers that can be heated and served quickly. The menu offers a variety of branded Italian entrees, whole rotisserie chickens, chicken dinners, sandwich roll-ups, sandwiches and salad entrees.

     The Company believes that the availability of the HOMEfood MARKET was instrumental in the Company obtaining its contract with Bloomingdale's By Mail, Ltd., ("Bloomingdale's") in Cheshire, Connecticut. The HOMEfood MARKET provides Bloomingdale's daytime employees the opportunity to have a pre-cooked meal for dinner and its late shift employees with a complete meal.

     The Company believes that variety and freshness are the primary factors influencing customer satisfaction and frequency of visits. Accordingly, the Company continually evaluates the HOMEfood MARKET menu, including price, in an attempt to maximize the success of the program.

MAJOR CONTRACTS

     The Company is a party to a number of large, multi-year contracts among its' twenty-two (22) separate customers. Some of the larger contracts include Pitney Bowes, Inc., of Stamford, Connecticut (currently
6 locations with over 2,500 employees), Oxford Health Plans, Inc., of White Plains, New York (currently 5 locations with over 4,000 employees), and Ft. James Paper

Co., of Norwalk, Connecticut (with over 1,000 employees). In April 1998, the Company opened its largest facility, known as the "New Leaf Cafe", in the Twin Towers in Metro Park, New Jersey (approximately 2,500 employees).

     In 1995, the Company entered into a contract with the city of Hamden, Connecticut to manage a banquet facility and club bar at the Laurel View Country Club, a full service country club with golf course. Laurel View provides an excellent location for large banquet service events such as weddings, class reunions and other large events. Revenues from this facility increase significantly in the summer months with weddings and golfing events. The Company's original one-year contract was extended for a three-year period commencing June 1997.

ACQUISITION STRATEGY

     The Company believes there are significant opportunities to expand its business through the acquisition of companies in the contract food service industry, particularly in the education and corporate dining markets. The Company's Officers and Directors will be responsible for identifying, pursuing and negotiating potential acquisition candidates and integrating acquired operations. The Company believes it can integrate such companies into the Company's management structure and diversified operations successfully without a significant increase in general and administrative expenses. In addition, future acquisitions are expected to enable the Company to lower overhead costs through centralized geographical office operations and to grow to a size so that it qualifies for bids on larger volume quality accounts that require asset or purchase programs to meet the higher standard. There can be no assurance, however, that the Company's acquisition strategy will be successful.

COMPETITION

     The Company encounters significant competition in each area of the contract food service market in which it operates. Food service companies compete for clients on the basis of quality and service standards, local economic conditions, innovative approaches to food service facilities design and maximization of sales and price (including the making of loans, advances and investments in client facilities and equipment). Competition may result in price reductions, decreased gross margins and loss of market share. Certain of the Company's competitors compete with the Company on a national basis and have greater financial and other resources than the Company. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION

     The Company's business is subject to various governmental regulations including environmental employment and safety regulations. In addition, the Company is subject to state health department regulations with yearly inspections. Food service operations at the various locations are subject to various sanitation and safety standards and state and local licensing of the sale of food products. Compliance with these various regulations are not material; however, there can be no assurance that additional federal and state legislation or changes in regulatory implementation will not limit the activities of the Company in the future or increase the cost of regulatory compliance.

     In addition, the Company has a liquor license at its Laurel View facility and, accordingly is subject to the liquor license requirements in the state of Connecticut. Typically, liquor licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the Company's operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to its alcoholic beverage license to date. The failure to retain the liquor license at Laurel View could adversely affect the Company's business and ability to obtain such a license elsewhere.

     The Company is subject to "dram-shop" statute. This type of statute generally provides to a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is adequate. While the Company maintains such insurance, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. See "RISK FACTORS - Government Regulation."

EMPLOYEES

     As of April 1, 1998, the Company has 140 full-time employees, including Geoffrey Ramsey, David Murphy and Anne Ramsey, Officers and Directors of the Company and 25 part-time employees employed for special occasions and seasonal busy times. None of the Company's employees are represented by a union.

     The Company employs district managers with strong sales and administrative backgrounds. These managers are responsible for overseeing the accounts in their region, as well as forecasting the budget for each account. To assist each district manager is a food service director in each cafeteria. The food service director is responsible for the day-to-day activities of the account. In the smaller accounts, a chef/manager will perform these duties. The supporting cast in each cafeteria may include an executive chef, sous chef, grill cook, deli servers, cashiers, dishwashers, catering personnel and general kitchen help.

     The hiring philosophy for Host America is to employ managers, chefs and cooks who are graduates of a culinary school or graduates with a degree in Hotel and Restaurant management. Other employees are hired locally and are trained on-site by the Company's food service directors, chef/managers and/or district mangers.

FACILITIES

     The Company leases its office facility under the terms of a month-to-month lease agreement with a monthly payment of $1,575. The Company also maintains food service facilities at a number of locations pursuant to its contracts with the building owners. In addition, the Company also pays monthly rental charges of $2,100 to the Town of Hamden for use of the Laurel View Country Club food service and banquet facility.

                               MANAGEMENT

     The following table sets forth the names and positions of the Directors and Executive Officers of the Company.

Name                  Age   Position            Tenure as Officer or Director
----                  ---   --------            -----------------------------

Geoffrey W. Ramsey(1) 48  President, Treasurer  March, 1986 to present and a Director

David J. Murphy       41  Vice President and    March, 1986 to present
                          a Director

Anne L. Ramsey        50  Secretary and a       March, 1986 to present
                          Director

Thomas P. Eagan, Jr.  54  Director              March, 1986 to present

Robert C. Vaughan     63  Director              February, 1998 to present

Patrick J. Healy      48  Director              February, 1998 to present

John D'Antona         49  Director              February, 1998 to present
____________________

(1)  Geoffrey W. Ramsey and Anne L. Ramsey are brother and sister.

     All Directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. The Board of Directors has appointed a compensation committee and an audit committee for the upcoming fiscal year.

     The following sets forth biographical information concerning the Company's Directors and Executive Officers for at least the past five years. All of the following persons who are Executive Officers of the Company are full time employees of the Company.

     GEOFFREY W. RAMSEY, the Company's co-founder, has been the President, Treasurer and a Director of the Company since March, 1986. Mr. Ramsey has more than 25 years experience in the food service industry. Currently, he is responsible for the day-to-day management of all marketing and sales activities for the Company. Since its inception, he has successfully negotiated and opened more than eighteen self-sustaining and profitable business accounts. He has secured major business and industrial accounts from national competitors like Marriott, ARA, Canteen, Service America and other competitors throughout Connecticut and New York. He has developed a comprehensive sales program for manual dining operations, vending and other ancillary services. Prior to 1986, Mr. Ramsey operated a number of diverse food service operations. These included the University of New Haven, Southern Connecticut State University, Choate School and others. Mr. Ramsey was Personnel and Training Specialist for

ARA Services and has a B.S. degree from the University of New Haven and a A.A.S. degree from the Culinary Institute of America.

     DAVID J. MURPHY, a co-founder of the Company, has been Vice President and a Director of the Company since March, 1986. Mr. Murphy has more than 20 years experience in the industry. Since its inception, he has successfully hired employees, opened and operated more than 18 business dining cafeterias and vending services. In addition, he has successfully implemented a computerized purchasing and inventory tracing system for the main warehouse and satellite units. Further, he established vending, office coffee and water service for 35 site locations. Prior to 1986, Mr. Murphy served as the Food Service Director of Greater Hartford Community College, Hartford, Connecticut. From 1984 to 1986 he was the Operations Manager for Campus Dining at the University of New Haven and served as Adjunct Professor in the Hotel, Restaurant and Tourism School. From 1983 to 1984 he was involved in operations at Hamilton College, Clinton, New York and Fairleigh Dickinson University, Madison, New Jersey. Mr. Murphy received his B.S. degree in International Business from Quinnipiac College, Hamden, Connecticut, and a certificate in Exporting Marketing from the same college. He has also completed post graduate courses in business. Mr. Murphy is a member of the National Restaurant Association and the National Association of College and University Food Services and is listed in 1986-1987 Directory of Hospitality Educators.

     ANNE L. RAMSEY has been the Secretary and a Director of the Company since March, 1986. Along with her duties as Corporate Secretary, Ms. Ramsey serves as a District Supervisor and is responsible for seven Host America facilities in Connecticut. Ms. Ramsey developed and implemented many of the Company's operational control systems and successfully computerized the sales system. Prior to 1986, she was Vice President of Operations for Comstock Leasing, Inc. in San Mateo, California from 1984 to 1985. From 1980 to 1984, she was Operations Manager for Comstock Leasing.

     THOMAS P. EAGAN, JR. has been a Director of the Company since November, 1988. He has been employed as a sales representative with Eastern Bag & Paper Co., Inc., Bridgeport, Connecticut since May, 1979. From February, 1972 to May 1979, Mr. Eagan owned and operated Purifier Systems, Inc., Hamden, Connecticut, a wholesale paper distributor. From January 1972 to February, 1973, Mr. Eagan was Regional Manager for Piedmont Capital Corp., a mutual fund life insurance underwriter located in Woodbridge, Connecticut. In this capacity, Mr. Eagan supervised Piedmont's Financial Planners and District Managers in southern Connecticut. Mr. Eagan studied Business Administration at Quinnipiac College, Hamden, Connecticut.

     ROBERT C. VAUGHAN has served as a Director of the Company from February 1998 to the present. Mr. Vaughan has served as a chief executive officer or chief operating officer with numerous firms over the past twenty years. From 1981 to present, Mr. Vaughan has managed the Orbis Group, a business consulting firm in Phoenix, Arizona providing merger and acquisition marketing, finance and other services. In addition, from 1994 to 1997, Mr. Vaughan was Director of Mergers and Acquisitions for Touch Tone America, a public long distance telecommunications firm in Phoenix, Arizona.

     PATRICK J. HEALY PH.D has been a Board Member of the Company since February of 1998. He is the Vice President for Finance and Administration for Quinnipiac College and has held this position for the past 10 years. Mr. Healy is a Certified Management Accountant and holds a Bachelor of Science Degree in Accounting, a Master Degree in Business Administration, Institute for Educational Management from Harvard University and a Ph.D. in Educational leadership Higher Education Administration from the University of Connecticut. Mr. Healy is also a board member for the Leukemia Society of America, Central Connecticut Chapter of the Leukemia Society of America and The Children's Corner.

     JOHN D'ANTONA has served as a Director of the Company from February 1998 to present. Mr. D'Antona has 25 years experience in a variety of food service marketing and sales positions with Tetley USA, a national food service supplier. As Northeast Area Manager, he has distribution of coffee and tea responsibility for the New England area of the United States.

BOARD COMMITTEES

     The Audit Committee is presently composed of David J. Murphy, Robert
C. Vaughan and Patrick J. Healy. The Committee recommends to the Board the firm to be employed as the Company's independent auditors and consults with and reviews the reports of the Company's independent auditors and the Company's internal financial staff.

     The Compensation Committee is presently composed of Geoffrey W. Ramsey, Thomas P. Eagan and John D'Antona. The Compensation Committee assists the Board in establishing compensation for key employees.

LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS

     In accordance with the Delaware General Corporation Law, the Company has included a provision in its Certificate of Incorporation to limit the personal liability of its directors for violations of their fiduciary duty. The provision eliminates directors liability to the Company or its stockholders for monetary damages, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

     Additionally, in accordance with the Delaware General Corporation Law, the Company's Certificate of Incorporation and Bylaws indemnify its directors against liability which they may incur in their capacity as a director against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with threatened, pending or completed civil, criminal, administrative, or investigative proceedings by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company if such director acted in good faith and in a manner reasonably believed to be in the best interests of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued by the Company for services of Geoffrey W. Ramsey, the Company's President, Chief Executive Officer and Treasurer for the fiscal years ended June 30, 1995 and 1996 and June 29, 1997. No Officer received cash compensation in excess of $100,000 during such fiscal years.

                       SUMMARY COMPENSATION TABLE

                                       SUMMARY COMPENSATION TABLE

                     Annual Compensation                            Long Term Compensation Awards
                   ---------------------------------------------------------------------------------------

                                                       Other                                        All
     Name                                              Annual    Restricted             LTIP       Other
     and                                               Compen-     Stock     Options/   Pay-      Compen-
   Principal                  Salary       Bonus       sation     Award(s)     SARs     outs      sation
   Position         Year (1)    ($)         ($)         ($)          ($)       (#)       ($)        ($)
----------------------------------------------------------------------------------------------------------
Geoffrey W. Ramsey   1997    $ 65,000      $  0         $  0        N/A        -0-      N/A      $6,500(2)
 President and       1996    $ 56,000      $  0         $  0         --        -0-       --      $6,500(2)
 Chief Executive     1995    $ 48,000      $  0         $  0         --        -0-       --      $6,500(2)
 Officer

____________________

(1) Periods presented are for the years ended June 29, 1997 and June 30, 1996 and 1995.
(2) The Company pays Mr. Ramsey's life insurance policy and car allowance valued at approximately $6,500 per year. Under Mr. Ramsey's employment agreement, he is also entitled to health and disability insurance.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs Ramsey and Murphy, Officers and Directors of the Company, for five years commencing February 19, 1998. Under the terms of the agreements, Messrs Ramsey and Murphy receive annual salaries of $85,000 and $80,000, respectively, which may be increased from time to time by the Company's Compensation Committee or the Board of Directors, but shall not be decreased without the consent of the employee. Both individuals receive an expense account, an automobile expense account, related business expenses and all benefits afforded other employees. The Company also provides health, disability and insurance to each of these individuals.

     In addition, Messrs Ramsey and Murphy each received 225,000 shares of Series A Preferred Stock out of an aggregate of 700,000 shares of Series A Preferred Stock issued to four (4) Directors. Each share of Series A Preferred Stock is convertible into one (1) share of the Company's Common Stock. However, in the event the Company attains the following revenues and pre-tax earnings during the following time period or fiscal year after the Effective Date of this Prospectus, each share of Series A Preferred Stock shall be convertible into the following number shares of Common Stock at no additional cost to Messrs. Ramsey and Murphy.

                                                             Number of
                                               Pre-Tax        Common
Incentive Period                Revenues       Earnings       Shares
----------------                --------       --------       ------
15 Months After
 Public Offering               $20,000,000    $1,000,000     2.0 shares
Two Years
 After Public Offering         $40,000,000    $2,000,000     2.5 shares
Three Years
 After Public Offering         $75,000,000    $3,750,000     3.3 shares

     Of the 225,000 shares of Series A Preferred Stock issued to each of Messrs. Ramsey and Murphy, up to 166,666 shares of Series A Preferred Stock are convertible upon achieving the performance goals in accordance with the aforesaid formula at the end of each Incentive Period. In the event the Company does not attain any of the aforesaid goals, each share of Series A Preferred Stock then outstanding shall automatically convert, at no additional cost to the holder, into one (1) share of Common Stock five (5) years from the Effective Date of this Prospectus. Each share of Series A Preferred Stock has the same voting rights as a share of Common Stock.

     Messrs Ramsey's and Murphy's employment under the employment agreements may be terminated by them upon a change in control of the Company which includes the sale of assets, disposition of equity securities, merger or consolidation, tender offer or exchange, contested election of directors and other corporate actions. In such event, these individuals shall be entitled to receive their salaries and benefits for a period through the second anniversary of the agreement or the expiration date of the agreement term, whichever period is longer.

COMPENSATION OF DIRECTORS

     Members of the Company's Board of Directors are compensated in their capacities as Directors at the rate of $500 for each regularly scheduled meeting. However, the Company reimburses all of its Officers, Directors and employees for accountable expenses incurred on behalf of the Company.

STOCK OPTIONS

OPTIONS GRANTED

     The following table sets forth the options that have been granted to Geoffrey W. Ramsey, the Chief Executive Officer ("CEO") and President, listed in the Summary Compensation Table as of June 30, 1997.

                            Option/SAR Grants
                            -----------------
                            Individual Grants
-------------------------------------------------------------------------
     (a)                    (b)          (c)            (d)        (e)

                                      % of Total
                           Options/  Options/SARs    Exercise
                            SARs      Granted to      or Base
                           Granted     Employees      Price     Expiration
 Name                        (#)     in Fiscal Year  ($/Share)     Date
------                     -------   -------------   ---------  ----------

Geoffrey W. Ramsey          5,000        46.7%         $5.00     3/01/07

____________________

     In August 1997, the Company granted options to purchase 1,000 shares of Common Stock to two directors, Mr. Thomas P. Eagan, Jr. and Anne L. Ramsey, respectively. Also in August 1997, the Company issued options to purchase 5,000 shares of Common Stock to David J. Murphy, an Officer and Director. The stock options are exercisable over a period of ten (10) years at an exercise price of $5.00 per share. The options are subject to certain adjustment provisions in the event of any stock dividends, reverse splits and/or reclassifications of the Common Stock.

OPTIONS EXERCISED

           Aggregated Option/SAR Exercises in Last Fiscal Year
                     and FY-End Option/SAR Values(1)
-------------------------------------------------------------------------

                                                Number of
                                                Securities      Value of
                                                Underlying     Unexercised
                                                Unexercised    In-the-Money
                                                Options/SARs   Options/SARs
                        Shares                 at FY-End (#)   at FY-End ($)
                       Acquired      Value      Exercisable/   Exercisable/
Name                  on Exercise Realized(2)  Unexercisable   Unexercisable
----                  ----------- -----------  -------------   -------------

Geoffrey W. Ramsey            0            0         5,000/0         0(1)
_____________________

1) At the fiscal year end, there was no trading market for the Company's Common Stock and the value of the options was accordingly nominal as of June 27, 1997.

     The Board of Directors has adopted a policy not to issue any future options at less than eighty-five percent (85%) of the then current market price of the Company's Common Stock on the date of the grant.

                         PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 27, 1998 the ownership of the Company's Common Stock by (i) each Director of the Company, (ii) all Executive Officers and Directors of the Company as a group, and (iii) all persons known by the Company to own more than 5% of the Company's Common Stock.

                                                                                  Beneficial Ownership
                          Beneficial Ownership         Beneficial Ownership         Voting Preferred
                          Before Offering(1)            After Offering(1)          After Offering (2)
                          ------------------            -----------------          ------------------
Name and Address       Shares           Percent     Shares            Percent    Shares         Percent
----------------       ------           -------     ------            -------    ------         -------

Geoffrey W. and          27,500 (3)    21.2%       19,500 (8)          *        225,000 (2)      13.4%
 Debra Ramsey
2 Broadway
Hamden, CT 06518-2697

David J. Murphy          23,700 (5)    18.2%       15,700 (8)          *        225,000 (5)      13.2%
2 Broadway
Hamden, CT 06518-2697

Anne L. Ramsey            1,400 (4)       *%        1,400              *              0             *
2 Broadway
Hamden, CT 06518-2697

Thomas P. and Irene      12,000 (6)     9.2%        4,000 (8)          *        100,000 (5)       5.7%
 Eagan
11 Woodhouse Avenue
Northford, CT 06472

Robert C. Vaughan             0 (7)       *             0              *        150,000 (6)       8.2%
2 Broadway
Hamden, CT 06518-2697

Patrick J. Healy            100           *           100              *              0             *
2 Broadway
Hamden, CT 06518-2697

John D'Antona                 0           *             0              *              0             *
2 Broadway
Hamden, CT 06518-2697

All Executive Officers
and Directors as a
group (7 persons)        64,700        49.8%       40,700           3.6%        700,000          40.5%


____________________
* Less than 1%

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed.

(2) Calculated on the basis that a total of 1,130,000 shares of Common Stock are issued and outstanding and 700,000 shares of voting Series
     A Preferred are outstanding. See "DESCRIPTIONS OF SECURITIES - Series A Convertible Preferred Stock."

(3) Mr. Ramsey is the beneficial owner of options to purchase 5,000 shares of Common Stock and of 225,000 shares of Series A Preferred which has full voting rights and converts after a five (5) year period to 225,000 shares of Common Stock. Additional shares of Common Stock may be issued earlier if certain performance goals are achieved. See "DESCRIPTIONS OF SECURITIES - Series A Convertible Preferred Stock."
(4) Ms. Ramsey is the beneficial owner of options to purchase 1,000 shares of Common Stock.
(5) Mr. Murphy is the beneficial owner of options to purchase 5,000 shares of Common Stock and of 225,000 shares of Series A Preferred which has full voting rights and converts after a five (5) year period to 225,000 shares of Common Stock. Additional shares of Common Stock may be issued earlier if certain performance goals are achieved. See "DESCRIPTIONS OF SECURITIES - Series A Convertible Preferred Stock."
(6) Mr. Eagan is the beneficial owner of options to purchase 1,000 shares of Common Stock and of 100,000 shares of Series A Preferred which has full voting rights and converts after a five (5) year period to 100,000 shares of Common Stock. Additional shares of Common Stock may be issued earlier if certain performance goals are achieved. See "DESCRIPTIONS OF SECURITIES - Series A Convertible Preferred Stock."
(7) Mr. Vaughan is the beneficial owner of 150,000 shares of Series A Preferred which has full voting rights and converts after a five (5) year period to 150,000 shares of Common Stock. Additional shares of Common Stock may be issued earlier if certain performance goals are achieved. See "DESCRIPTIONS OF SECURITIES - Series A Convertible Preferred Stock."
(8) Messrs Ramsey, Murphy and Eagan intend to each sell 8,000 of their shares of the Company's Common Stock pursuant to this Prospectus in the event the Underwriter exercises its overallotment option. See "SELLING SHAREHOLDERS."

     There is no arrangement or understanding known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                          CERTAIN TRANSACTIONS

     The Company has a note payable in the principal amount of $13,340 as of March 27, 1998, to David J. Murphy, an Officer and Director of the Company. The note is due upon demand; however, it is payable monthly based on a twenty-year amortization. The interest rate ranges from 1% to 4.5% over the bank's prime lending rate (9.5% to 10% at April 1, 1998).

     On March 1, 1998, the Board of Directors authorized the issuance of 700,000 shares of Series A Preferred shares to Geoffrey W. Ramsey (225,000), David J. Murphy (225,000), Thomas P. Eagan, Jr. (100,000) and
Robert C. Vaughan (150,000). The shares were issued to create performance goals for management and their continued employment over the next five (5) years. See "DESCRIPTION OF SECURITIES - Series A Convertible Preferred Stock" for a description of the conversion rights of the Series A Preferred.

     The Board of Directors has adopted a policy that all future material affiliated transactions and/or loans will be made on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. Also, all future material affiliated transactions and/or loans, and any forgiveness of loans, must be approved by a majority of the Company's independent Directors who do not have an interest in the transaction and who had access, at the Company's expense, to the Company's or independent legal counsel.

     All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                        DESCRIPTION OF SECURITIES

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares Preferred Stock, $.001 par value(effective May
1998).

COMMON STOCK

     All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefore and to share ratably in the net assets of the Company upon liquidation. Holders of Common Stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Common Stock. There are currently 130,000 shares of Common Stock outstanding owned by approximately 160 persons and/or entities.

     Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

     There currently exists no trading market for the Company's Common Stock.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the Company's shareholders, to cause up to 1,300,000 shares of Preferred Stock to be issued in one or more series and to establish the number of shares to be included in each such series and the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of shares of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. With the exception of the Series A Preferred described below, no shares of Preferred Stock will be outstanding at the close of this Offering, and the Board of Directors has no current plans to issue any shares of Preferred Stock. The Company has agreed with the Underwriter not to issue any additional series or shares of Preferred Stock for a three year period from the Effective Date of this Prospectus without the Underwriter's prior written consent.

SERIES A CONVERTIBLE PREFERRED STOCK

     There are currently 700,000 shares of Series A Preferred Stock issued to four (4) of the Company's Officers and Directors. Each share of Series A Preferred Stock is convertible into one (1) share of the Company's Common Stock. However, in the event the Company attains the following revenues and pre-tax earnings during the following time periods or fiscal years from the Effective Date of this Prospectus, each share of Series A Preferred Stock shall be convertible into the following number shares of Common Stock at no additional cost to the holders of the Series A Preferred Stock:

                                                             Number of
                                                Pre-Tax       Common
Incentive Period                Revenues       Earnings       Shares
----------------                --------       --------       ------
15 Months After
 Public Offering               $20,000,000    $1,000,000     2.0 shares
Two Years
 After Public Offering         $40,000,000    $2,000,000     2.5 shares
Three Years
 After Public Offering         $75,000,000    $3,750,000     3.3 shares

     Of the 700,000 shares of Series A Preferred Stock issued to the Company's Officers and Directors, up to 233,333 shares of Series A Preferred Stock are convertible upon achieving the performance goals in accordance with the aforesaid formula at the end of each Incentive Period. In the event the Company does not attain any of the aforesaid goals, each share of Series A Preferred Stock then outstanding shall automatically convert, at no additional cost to the holder, into one (1) share of Common Stock five (5) years from the Effective Date of this Prospectus. Each share of Series A Preferred Stock has the same voting rights as a share of Common Stock. Further, the Series A Preferred has no liquidation or other priorities over the Company's Common Stock.

VOTING REQUIREMENTS

     The Certificate of Incorporation requires the approval of the holders of a majority of the Company's voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment of the Certificate of Incorporation. There exists no provision in the Certificate of Incorporation or Bylaws that would delay, defer or prevent a change in control of the Company.

TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock and the Warrant Agent is American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. Its telephone number is (303) 234-5300.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent").

     EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase, at any time from the Effective Date of this Prospectus through the fifth anniversary of the Effective Date of this Prospectus, one share of Common Stock at a price of $5.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants five years from the Effective Date of this Prospectus. No fractional shares will be issued upon the exercise of the Warrants.

     Commencing after the Effective Date of this Offering, the Warrants are subject to redemption by the Company at $0.25 per Warrant on 30 days' written notice if the closing bid or trading price of the Company's Common Stock, as applicable, over 30 consecutive days ending within 10 days of the notice of redemption averages at least $10.00. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Warrants at the time of redemption of the Warrants.
In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Warrants could force Warrant holders either to (i) exercise the Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Warrant, which could be substantially less than the market value thereof at the time of redemption redeemed without consent. Prior to the first anniversary of the Effective

Date, the Warrants will not be redeemable by the Company without the written consent of the Underwriter.

     The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     The Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to accommodate the exercise of all Warrants to be issued in this offering. All shares of Common Stock to be issued upon exercise of the Warrants, if exercised in accordance with their terms, will be validly issued, fully paid and non-assessable.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock (or other securities convertible into or exercisable for Common Stock) at a price per share or share equivalent below the then-applicable exercise price of the Warrants or then-current market price of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company, in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Common Stock that would have been issued upon exercise of the Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to conversion of the Series A Preferred Stock or pursuant to the Company's Stock Option Plan or other employee benefit plans of the Company, or upon exercise of the Warrants, the Underwriter's Warrant or any other options or warrants outstanding as of the Effective Date of this Prospectus.

     TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date five years from the Effective Date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If the Company is unable to qualify for sale in particular states the Common Stock underlying the Warrants, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire.

     WARRANT HOLDER NOT A SHAREHOLDER. The Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

                              UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, Barron Chase Securities, Inc. (the "Underwriter") has agreed to purchase from the Company an aggregate of 1,000,000 Shares and 1,000,000 Purchase Warrants (collectively, the "Securities"). The Securities are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriter is committed to purchase all Securities offered by this Prospectus, if any are purchased (other than those covered by the Over-Allotment Option described below).


     The Company has been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering prices set forth on the cover page of this Prospectus. The Underwriter has advised the Company that the Underwriter proposes to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.


     The Company has granted to the Underwriter an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional 150,000 Shares (including up to an aggregate of 24,000 shares from principal stockholders of the Company) and an additional 150,000 Purchase Warrants at the respective public offering prices less the Underwriting Discounts set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely to cover overallotments in the sale of the Securities being offered by this Prospectus.


     The Company has agreed to pay to the Underwriter a commission of ten percent (10%) of the gross proceeds of this Offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Underwriter the Non-Accountable Expense Allowance of three percent (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Company has paid to the Underwriter a $50,000 advance in respect of the Non-Accountable Expense Allowance. The Underwriter's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed five percent (5%) of the total number of Securities offered by the Company hereby.

     The Company has agreed to engage the Underwriter as a financial advisor at a fee of $108,000, which is payable to the Underwriter on the Closing Date. Pursuant to the terms of a financial advisory agreement, the Underwriter has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The Company has also agreed that if the

Company participates in any transaction which the Underwriter has introduced in writing to the Company during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business transaction for the Company introduced in writing by the Underwriter), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the Company), or if the Company retains the services of the Underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then the Company will pay for the Underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000. As of the date of this Prospectus, the Underwriter has not identified any merger candidates and there is no agreements or understandings with respect to the acquisition of any company and the Company is not currently conducting negotiations with respect to any acquisition.

     Prior to this Offering, there has been no public market for the shares of Common Stock or the Purchase Warrants. Consequently, the initial public offering prices for the Securities, and the terms of the Purchase Warrants (including the exercise price of the Purchase Warrants), have been determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, the Company's business, an assessment of the Company's management, the Company's past and present operations, its development and the general condition of the securities market at the time of this Offering. The initial public offering prices do not necessarily bear any relationship to the Company's assets, book value, earnings, or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares or the Purchase Warrants will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the Shares or the Purchase Warrants can be resold at any time at the offering or any other price. See "RISK FACTORS."


     At the Closing, the Company will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, the Common Stock Underwriter Warrants to purchase up to 100,000 shares of Common Stock (the "Underlying Shares") and the Warrant Underwriter Warrants to purchase up to 100,000 warrants (the "Underlying Warrants"). The Common Stock Underwriter Warrants, the Warrant Underwriter Warrants and the Underlying Warrants are sometimes referred to in this Prospectus as the "Underwriter Warrants." The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Common Stock Underwriter Warrant shall be $7.50 per Underlying Share (150% of the public offering price). The initial exercise price of each Warrant Underwriter Warrant shall be $.1875 per Underlying Warrant (150% of the public offering price). Each Underlying Warrant will be exercisable for a five-year period commencing on the Effective Date to purchase one share of Common Stock at an exercise price of $7.50 per share of Common Stock. The Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the Effective Date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

     The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Underwriter Warrants are exercised and shares of Common Stock are purchased thereunder.

     The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven (7) years from the Effective Date, to include in such registration statement or offering statement the Underwriter Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Underwriter Warrants during the period commencing one year from the Effective Date and expiring four years thereafter, the Company will, under certain circumstances, register the Underwriter Warrants and/or any of the securities issuable upon their exercise.

     In order to facilitate the offering of the Common Stock and Purchase Warrants, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock and Purchase Warrants. Specifically, the Underwriter may overallot in connection with the Offering, creating a short position in the Common Stock and Purchase Warrant for its own account. In addition, to cover overallotments or to stabilize the price of the Common Stock and Purchase Warrant, the Underwriter may bid for, and purchase, shares of Common Stock and Purchase Warrants in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Common Stock and Purchase Warrant in the Offering, if the Underwriter repurchases previously distributed Common Stock or Purchase Warrants in transactions to cover the Underwriter's short position in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Purchase Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     The Company has agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement filed by the Company with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") and this Prospectus. The Underwriter has in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and this

Prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     Pursuant to the Underwriting Agreement, the Underwriter has the right to appoint an individual of its choice to attend and observe all of the Company's Board of Directors' meetings. This individual will not be compensated by the Company or be allowed to vote on any matter before the Board.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

                          SELLING SHAREHOLDERS

     The following table sets forth the number and percentage of shares of Common Stock that are being registered by this Prospectus for the account of certain shareholders of the Company who acquired shares of the Company when the Company was formed in 1986 ("Selling Shareholders"). The shares will only be sold pursuant to this Prospectus in the event the Underwriter exercises its overallotment option. In the event the Underwriter does not elect to exercise the overallotment option, these shares can only be sold in accordance with Rule 144 and only for a two year period with the consent of the Underwriter to a release from the two (2) year Lock up Agreement. Each Selling Shareholder has agreed in writing not to sell, transfer or otherwise dispose of any other shares of their Common Stock and/or Series
A Preferred Stock for a period of twenty four months (24) from the Effective Date of this Prospectus without the prior written consent of the Underwriter. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

     The Company consents to the use of the Prospectus by the Selling Shareholders in connection with sales of the Common Stock registered hereunder.

                     Number of    Total Number
                     Shares of      of Common     Percentage of
                   Common Stock      Shares       Common Stock     Total Amount      Percentage
                      to be        Owned Prior     Owned Prior     Owned After       Owned After
Name                Registered     to Offering    to Offering(1)   Offering (2)   Offering (1)(3)(4)
----                ----------     -----------    --------------   ------------   ------------------
Geoffrey W. Ramsey       8,000        22,500         17.3%             14,500           *
David J. Murphy          8,000        18,700         14.3%             11,700           *
Thomas P. Eagan, Jr.     8,000        11,000          8.4%              3,000           *
                      --------      --------                         --------
Totals                  24,000        52,200                           29,200
                      ========      ========                         ========

* Less than 1%

(1)  Based on 130,000 shares outstanding prior to this offering.
(2)  Assumes that all shares are sold by the Selling Shareholders.

(3)  Based on 1,130,000 shares outstanding.

(4) Does not include 700,000 shares of voting Preferred Shares which can convert into 700,000 shares of Common Stock after five (5) years or earlier if certain performance goals are achieved.


                     SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 1,130,000 shares of Common Stock outstanding, not including up to 2,310,000 shares which may be issued to the holders of the 700,000 Series A Preferred Stock under certain circumstances. Of the 130,000 shares presently outstanding, 52,600 shares of Common Stock are beneficially held by the Company's Officers and Directors. Each of these individuals have agreed not to sell, transfer, or otherwise dispose of any shares or options beneficially held by them for twenty four months (24) from the Effective Date of this Prospectus without the prior written consent of the Underwriter, except as discussed above, see "SELLING SHAREHOLDERS." In addition, options and warrants to purchase 1,212,000 shares of Common Stock will be outstanding, including the public warrants of 1,000,000, the Underwriter's Warrants of 200,000 and management stock purchase options of 12,000 shares. All shares of Common Stock purchased in this offering will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by "affiliates" of the Company as defined for purposes of the Securities Act.


     In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted" securities for at least one year, including persons who may be deemed to be "affiliates" of the Company, may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that does not exceed the greater of (i) one percent of the Common Stock then outstanding, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume and other limitations described above.

     Prior to this offering, there has been no market for the Common Stock, and no prediction can be made of the effect, if any, of future public sales of "restricted" shares or the availability of "restricted" shares for sale in the public market at the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's "restricted" shares in any public market that may develop could adversely affect prevailing market prices.


                            LEGAL PROCEEDINGS

     The Company is not a party to, nor is it aware of, any threatened litigation against the Company of a material nature.

                              LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for the Company by John B. Wills, Esq., 410 17th Street, Suite 1940, Denver, Colorado 80202. Certain legal matters will be passed upon for the Underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida 33431.


                                 EXPERTS

     The financial statements of the Company as of and for the years ended June 29, 1997 and June 30, 1996 appearing in this Prospectus have been audited by DiSanto Bertoline & Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         ADDITIONAL INFORMATION

     The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith in the future will file reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois
60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited interim reports and such other reports as the Company may determine necessary. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.secgov.

                        HOST AMERICA CORPORATION
                      (FORMERLY, UNIVERSITY DINING
                             SERVICES, INC.)

                          FINANCIAL STATEMENTS
                  AS OF JUNE 29, 1997 AND JUNE 30, 1996





                              TOGETHER WITH

                      INDEPENDENT AUDITORS' REPORT

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)

                            TABLE OF CONTENTS




                                                                    PAGE
                                                                    ----

INDEPENDENT AUDITORS' REPORT                                         F-1

FINANCIAL STATEMENTS

     Balance Sheets                                                  F-2

     Statements of Operations                                        F-3

     Statements of Changes in Stockholders' Equity                   F-4

     Statements of Cash Flows                                        F-5

     Notes to Financial Statements                                   F-6

                      INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Host America Corporation

We have audited the accompanying balance sheets of Host America Corporation (formerly, University Dining Services, Inc.) (the Company) as of June 29, 1997 and June 30, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Host America Corporation (formerly, University Dining Services, Inc.) as of June 29, 1997 and June 30, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles



          /s/ DiSanto Bertoline & Company, P.C.

Glastonbury, Connecticut
November 11, 1997, except for Notes 1
  and Note 9, as to which the date is
  March 9, 1998

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                             BALANCE SHEETS


                                 ASSETS


                                                                     March 27, 1998
                                        June 29, 1997  June 30, 1996  (Unaudited)
                                        -------------  -------------  -----------

CURRENT ASSETS
   Cash                                   $  140,121   $   72,746    $  100,257
   Accounts receivable, net of allowance
     for doubtful accounts of $10,000,
     $2,800 and $10,000 at June 29, 1997,
     June 30, 1996 and March 27, 1998,
     respectively                            331,263      232,369       382,288
   Inventory                                 173,759      165,377       183,611
   Deferred offering costs                         -            -       174,337
   Prepaid expenses and other                 73,082       58,031        94,689
   Deferred income taxes                      30,000       38,300        16,000
                                          ----------   ----------    ----------
       Total current assets                  748,225      566,823       951,182

PROPERTY AND EQUIPMENT, net                  234,133      248,200       240,636
                                          ----------   ----------    ----------
                                          $  982,358   $  815,023    $1,191,818
                                          ==========   ==========    ==========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long-term debt      $   85,643    $  87,954    $  175,643
   Accounts payable                          580,190      436,892       577,690
   Accrued expenses                           96,393      110,207       163,532
   Due to officer/director                    10,641       12,100        13,340
                                          ----------   ----------    ----------
       Total current liabilities             772,867      647,153       930,205

LONG-TERM DEBT, less current portion
   included above                             80,770      125,692        45,371

COMMITMENTS                                        -            -             -

STOCKHOLDERS' EQUITY
   Preferred stock, $.001 par value,
    20,000,000 shares authorized, 700,000
    shares issued and outstanding                  -            -           700
   Common stock, $.001 par value,
    80,000,000 shares authorized, 130,000
    shares issued and outstanding                130          130           130
   Additional paid-in capital                244,958      244,958     3,744,258
   Deficit                                  (116,367)    (202,910)   (3,528,846)
                                          ----------   ----------    ----------
       Total stockholders' equity            128,721       42,178       216,242
                                          ----------   ----------    ----------
                                          $  982,358   $  815,023    $1,191,818
                                          ==========   ==========    ==========

          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                          FINANCIAL STATEMENTS.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                      STATEMENTS OF OPERATIONS


                                                         For the nine months ended
                                For the years ended     --------------------------
                               ----------------------     March 27,     March 28,
                                June 29,    June 30,        1998          1997
                                 1997         1996       (Unaudited)   (Unaudited)
                               ----------  ----------    -----------   ----------
NET REVENUES                   $5,971,926   $4,939,428    $5,004,385   $4,290,622

COST OF GOODS SOLD              5,320,361    4,462,335     4,426,815    3,861,280
                               ----------   ----------    ----------   ----------

    Gross profit                  651,565      477,093       577,570      429,342

GENERAL AND ADMINISTRATIVE
 EXPENSES                         553,367      441,549     4,003,247      370,600
                               ----------   ----------    ----------   ----------

   Income (loss) from
    operations                     98,198       35,544    (3,425,677)      58,742

OTHER INCOME (EXPENSE)
  Miscellaneous income             18,924       30,580        35,302       12,450
  Interest expense                (18,079)     (23,000)      (22,104)     (18,665)
                               ----------   ----------    ----------   ----------
                                      845        7,580        13,198       (6,215)
                               ----------   ----------    ----------   ----------

    Income (loss) before
     provision for income taxes    99,043       43,124    (3,412,479)      52,527

PROVISION FOR INCOME TAXES         12,500       11,000           -          9,400
                               ----------   ----------    ----------   ----------

    Net income (loss)          $   86,543   $   32,124   $(3,412,479)  $   43,127
                               ==========   ==========    ==========   ==========


EARNINGS (LOSS) PER COMMON
 SHARE                               0.67         0.25        (26.25)        0.33
                               ==========   ==========    ==========   ==========

WEIGHTED AVERAGE SHARES
 OUTSTANDING                      130,000      130,000       130,000      130,000
                               ==========   ==========    ==========   ==========


          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                          FINANCIAL STATEMENTS.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
              STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                 Preferred Stock           Common Stock        Additional                   Total
               --------------------    ---------------------    Paid-in                  Stockholders'
                Shares      Amount      Shares       Amount     Capital     Deficit         Equity
               --------    --------    --------     --------   ----------   ---------     ------------
Balance,
 June 29, 1995      -      $     -     13,000,000   $ 13,000   $ 232,088   $ (235,034)   $   10,054

Net income          -            -            -          -           -         32,124        32,124
               --------   ----------   ----------   --------   ---------   ----------    ----------

Balance,
 June 30, 1996      -            -     13,000,000     13,000     232,088     (202,910)       42,178

Net income          -            -            -          -           -         86,543        86,543
               --------   ----------   ----------   --------   ---------   ----------    ----------

Balance,
 June 29, 1997      -            -     13,000,000     13,000     232,088     (116,367)      128,721

Issuance of
 Preferred
 Stock
 (Unaudited)    700,000          700          -          -     3,499,300          -       3,500,000

Reverse stock
 split (unaudited)  -            -    (12,870,000)   (12,870)     12,870          -             -

Net loss
 (unaudited)        -            -            -          -           -     (3,412,479)   (3,412,479)
               --------   ----------   ----------   --------   ---------   ----------    ----------

Balance,
 March 27, 1998
 (unaudited)    700,000   $      700      130,000   $    130  $3,744,258  $(3,528,846)   $  216,242
               ========   ==========   ==========   ========   =========   ==========    ==========

Balance,
 June 30, 1996      -     $      -     13,000,000   $ 13,000  $  232,088  $  (202,910)   $   42,178

Net income
 (unaudited)        -            -            -          -           -         43,127        43,127

               --------   ----------   ----------   --------   ---------   ----------    ----------

Balance,
 March 28, 1997
 (unaudited)        -     $      -     13,000,000   $ 13,000  $  232,088  $  (159,783)   $   83,305
               ========   ==========   ==========   ========   =========   ==========    ==========



          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                          FINANCIAL STATEMENTS.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                        STATEMENTS OF CASH FLOWS




                                                                   For the nine months ended
                                          For the years ended      -------------------------
                                       ------------------------     March 27,     March 28,
                                         June 29,    June 30,         1998          1997
                                          1997         1996        (Unaudited)   (Unaudited)
                                       -----------  -----------    -----------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                    $   86,543    $   32,124   $(3,412,479)   $   43,127
  Adjustments to reconcile net
  income (loss) to net cash provided
  by operating activities
    Depreciation and amortization          82,299        75,643        65,196        59,772
    Deferred income taxes                   8,300         5,200        14,000             -
    Gain on sale of property and
    equipment                                 311             -             -             -
    Compensation of expense pursuant
     to issuance of preferred stock             -             -     3,500,000             -
    Changes in operating assets
     and liabilities:
      Increase (decrease) in
      accounts payable                    143,298       107,690        (2,500)       36,721
      (Increase) decrease in inventory     (8,382)      (43,432)       (9,852)       (2,146)
      (Decrease) increase in accrued
      expenses                            (13,814)       21,598        67,139        35,743
      Increase in prepaid expenses
      and other                           (15,051)      (31,815)      (21,607)      (49,392)
      Increase in accounts receivable     (98,894)     (132,869)      (51,205)       (1,353)
                                       ----------   -----------    ----------    ----------
    Net cash provided by operating
     activities                           184,610        34,139       148,692       122,472
                                       ----------   -----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment           4,088             -             -             -
  Purchases of property and equipment     (72,631)     (110,259)      (71,519)      (54,865)
                                       ----------   -----------    ----------    ----------
    Net cash used in investing
       activities                         (68,543)     (110,259)      (71,519)      (54,865)
                                       ----------   -----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt             43,041        97,000       150,000         9,554
  Deferred offering costs                       -             -      (174,337)            -
  (Payments to) increase in due to
   officer/director                        (1,459)       (3,900)        2,699         2,440
  Principal payments on long-term debt    (90,274)      (54,897)      (95,399)      (63,897)
                                       ----------   -----------    ----------    ----------
    Net cash (used in) provided by
     financing activities                 (48,692)       38,203      (117,037)      (51,903)
                                       ----------   -----------    ----------    ----------

NET INCREASE (DECREASE) IN CASH            67,375       (37,917)      (39,864)       15,704

CASH, beginning of period                  72,746       110,663       140,121        72,746
                                       ----------   -----------    ----------    ----------

CASH, end of period                    $  140,121   $    72,746    $  100,257    $   88,450
                                       ==========   ===========    ==========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid during the period for:
    Interest                           $   18,079   $    23,000    $   22,104    $   18,665
    Income taxes                            4,200        10,887           250           250

          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                          FINANCIAL STATEMENTS.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                     NOTES TO FINANCIAL STATEMENTS


NOTE 1 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

     Host America Corporation (the Company) was incorporated in Delaware on February 6, 1986 with the name University Dining Services, Inc. On March 9, 1998, the Company filed a certificate of amendment changing its name to Host America Corporation. The Company is a contract food management organization which specializes in providing full service restaurant and employee dining, special event catering, vending and office coffee service to business and industry accounts primarily located in Connecticut and northern New Jersey. Approximately 91% of sales are directly related to the management of corporate restaurants and catering, with the remaining 9% of sales attributable to vending operations.

     PUBLIC OFFERING

     In February 1988, the Company conducted a public offering and sold 5,000,000 shares of its common stock to the general public. These shares, together with the outstanding shares resulting from the original capitalization of the Company and a private placement offering, are reflected in the accompanying financial statements, net of the reverse stock split discussed in Note 9. In December 1994, the Company deregistered from Section 12(g) of the Exchange Act and suspended its periodic reporting between January, 1995 and January, 1998.

     FISCAL YEAR

     The Company's fiscal year ends on the last Sunday in June. Fiscal years in the two-year periods ended June 29, 1997 and June 30, 1996, each contain fifty-two weeks.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company defines cash equivalents as highly liquid instruments with an original maturity of three months or less. The Company had no cash equivalents at June 29, 1997, June 30, 1996 or March 27, 1998 (unaudited).

     INVENTORY

     Inventory consists primarily of food supplies and is stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEFERRED OFFERING COSTS

     Deferred offering costs consist of specific incremental costs incurred in connection with a proposed offering of securities. These costs will be applied against the proceeds of the offering which is anticipated to take place during 1998.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Upon retirement or disposition of depreciable properties, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Depreciation and amortization are computed by applying the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

     Maintenance, repairs and minor renewals are charged to operations as incurred. Expenditures which substantially increase the useful lives of the related assets are capitalized.

     REVENUE RECOGNITION

     The Company's revenue is recognized at the point of sale of food and merchandise items and upon delivery of service for catering, restaurant management and related services.

     INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     ADOPTION OF ACCOUNTING STANDARD

     Effective December 15, 1997, the Company has adopted Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." The objective of SFAS No. 128 is to simplify the standards for computing earnings per share (EPS) and make them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 was effective for periods ending after December 15, 1997, including interim periods; earlier application was not permitted. Implementation of SFAS No. 128 did not have any impact on the Company's calculation of EPS.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     ADOPTION OF ACCOUNTING STANDARD (CONTINUED)

     Net (loss) income per common share was computed based upon 130,000 weighted average shares outstanding during each of the periods. Dilutive earnings per share was not presented as the potentially dilutive convertible preferred stock and stock purchase options are anti-dilutive.

NOTE 2 - FINANCIAL INSTRUMENTS

     CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable.

     * Cash - The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

     * Accounts receivable - The Company grants credit to its customers, substantially all of whom provide full service restaurant and employee dining services. Three major customers comprise 78% of accounts receivable as of June 29, 1997 and two major customers comprise 66% of accounts receivable at June 30, 1996. Net revenues from individual customers which exceeded ten percent of total net revenues during the years ended June 29, 1997 and June 30, 1996 aggregated 49% (2 customers) and 67% (3 customers), respectively. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Such losses have been within management's expectations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards (SFAS) No. 107, FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of the fair value of financial instruments for which the determination of fair value is practicable. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                         HOST AMERICA CORPORATION
               (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - FINANCIAL INSTRUMENTS (CONTINUED)

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The carrying amount of the Company's financial instruments approximates their fair value as outlined below:

     * Cash, accounts receivable, due to officer/director, accounts payable and accrued expenses - The carrying amounts approximate their fair value because of the short maturity of those instruments.

     * Long-term debt - The carrying amount approximates fair value as the interest rates on the various notes approximate the Company's estimated incremental borrowing rate.

     The Company's financial instruments are held for other than trading purposes.

NOTE 3 - PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:


                                                                    March 27,
                                        June 29,      June 30,        1998
                                          1997          1996       (Unaudited)
                                        --------      ---------     ----------

            Equipment and fixtures        $623,906     $560,001      $695,605
            Vehicles                       124,263      121,440       124,263
            Leasehold improvements           7,089        7,089         7,089
                                          --------     --------      --------
                                           755,258      688,530       826,957

            Less: accumulated depreciation
              and amortization             521,125      440,330       586,321
                                          --------     --------      --------
                                          $234,133     $248,200      $240,636
                                          ========     ========      ========


          Depreciation and amortization expense for the years ended June 29, 1997 and June 30, 1996 totaled $82,299 and $75,643, respectively, and $65,196 (unaudited) and $59,772 (unaudited) for the nine months ended March 27, 1998 and March 28, 1997, respectively.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 -  LONG-TERM DEBT

          Long-term debt consists of the following as of June 29, 1997 and June 30, 1996:

                                                       1997          1996
                                                    ----------    ----------

            Various equipment notes payable
            at interest rates ranging from 10%
            to 10.25%, maturing through
            November, 2000.  The notes are
            secured by the related equipment.         $115,000     $125,614

            Various vehicle notes payable at
            interest rates ranging from 8.75%
            to 10.5%, maturing through
            January, 2000.  The notes are
            secured by the related vehicles.            46,397       63,279

            Note payable to vendor at an
            interest rate of 18%, payable
            in weekly installments of principal
            and interest of $500, final payment
            due November, 1997.                          5,016       24,753
                                                      --------     --------
                                                       166,413      213,646
            Less: current portion                       85,643       87,954
                                                      --------     --------
                                                      $ 80,770     $125,692
                                                      ========     ========

          Maturities of long-term debt for each of the fiscal years succeeding June 29, 1997 are as follows:

            1998                                      $ 85,643
            1999                                        64,266
            2000                                        16,504
                                                      --------
                                                      $166,413
                                                      ========

NOTE 5 -  DUE TO OFFICER/DIRECTOR

          Demand amounts due to officer/director bear interest at the rate of 9.95% per annum and are being repaid based on a twenty-five year amortization of principal.

NOTE 6 -  INCOME TAXES

          The provision for income taxes consists of the following for the years ending June 29, 1997 and June 30, 1996:

                                                       1997          1996
                                                    ----------    ----------

            Current
              Federal                                 $    -       $  1,200
              State                                      4,200        4,600
            Deferred                                     8,300        5,200
                                                      --------     --------
                                                      $ 12,500     $ 11,000
                                                      --------     --------

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 -  INCOME TAXES (CONTINUED)

          The Company has federal net operating loss carryforwards of approximately $107,000 expiring in fiscal 2006.

          Expected tax expense based on the federal statutory rate is reconciled with the actual expense for the years ended June 29, 1997 and June 30, 1996 as follows:

                                                       1997          1996
                                                     ----------    ----------

            Statutory federal income tax                   34%          34%
            State taxes, net of federal income
               tax benefit                                  4            5
            Other                                           2            1
            Utilization of net operating loss
               carryforwards                              (34)         (30)
            Change in valuation allowance                   6           16
                                                          ----         ----
                                                           12%          26%
                                                          ====         ====

          The significant components of the deferred tax provision are as follows:

                                                      1997          1996
                                                    ----------   ----------

            Net operating loss - federal             $ 25,500     $ 12,000
            Net operating loss - state                  8,400       16,400
            Allowance for doubtful accounts            (2,800)          -
            Valuation allowance                       (22,800)     (23,200)
                                                     --------     --------
                                                     $  8,300     $  5,200
                                                     ========     ========

          The components of the deferred tax asset account as of June 29, 1997 and June 30, 1996 are as follows:

                                                       1997         1996
                                                    ----------   ----------

            Deferred tax assets:
               Net operating loss - federal          $ 33,000     $ 58,500
               Allowance for doubtful accounts          2,800           -
               Net operating loss - state                  -         8,400
               Valuation allowance                     (5,800)     (28,600)
                                                     --------     --------
                 Total deferred tax asset            $ 30,000     $ 38,300
                                                     ========     ========

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 -  COMMITMENTS

          The Company leases its office facility under the terms of a three year lease agreement expiring October, 1997 with a monthly payment of $1,575. Rent expense charged to operations under this and preceding leases aggregated $18,900 for the years ended June 29, 1997 and June 30, 1996, respectively, and $16,300 (unaudited) and $14,175 (unaudited) for the nine months ended March 27, 1998 and March 28, 1997, respectively.

          The Company is also leasing various equipment under certain other operating leases which expire within one to two years. In certain cases, the cost of leasing the equipment is billed to customers in connection with the Company's cafeteria services. Rent expense for these operating leases for equipment aggregated $26,592 and $17,113 for the years ended June 29, 1997 and June 30, 1996, respectively, and $22,699 (unaudited) and $19,191 (unaudited) for the nine months ended March 27, 1998 and March 28, 1997, respectively.

          Lastly, the Company leases a food service and banquet facility from the Town of Hamden under the terms of a three year lease agreement expiring in December, 1999. Rent expense charged to operations under this lease agreement aggregated $25,200 for the years ended June 29, 1997 and June 30, 1996, respectively, and $18,900 (unaudited) for the nine months ended March 27, 1998 and March 28, 1997, respectively.

          Future minimum lease payments on all operating leases for each of the fiscal years succeeding June 29, 1997 are as follows:

            1998                                      $ 63,785
            1999                                        61,050
            2000                                        36,600
            2001                                        16,000
                                                      --------
                                                      $177,435
                                                      ========

NOTE 8 -  ADVERTISING

          The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $17,571 and $18,737 for the years ended June 29, 1997 and June 30, 1996, respectively, and $7,946 (unaudited) and $11,931 (unaudited) for the nine months ended March 27, 1998 and March 28, 1997, respectively.

                        HOST AMERICA CORPORATION
              (FORMERLY, UNIVERSITY DINING SERVICES, INC.)
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 -  SUBSEQUENT EVENTS

          On August 10, 1997, the Company granted stock purchase options to certain officers and directors of the Company extending the right to purchase up to 12,000 shares of the Company's common stock at an exercise price determined by the Company's Board of Directors to be five dollars per share. The stock purchase options are subject to certain adjustment provisions in the event of any stock dividends, reverse splits and/or reclassifications of common stock, and expire ten years from the date of the grant.

          On February 14, 1998, the Board of Directors of the Company authorized the reverse split of all issued and outstanding shares of common stock so that each one hundred shares outstanding converted to one share. Share amounts in the statements of changes in stockholders' equity reflect the actual share amounts outstanding for the periods presented. All references to the number of common shares and per share amounts reflected elsewhere in the accompanying financial statements and related footnotes have been restated as appropriate to reflect the effect of the split for all periods presented.

          On February 19, 1998, the Company entered into five-year employment agreements with its officers/directors. Under the terms of the agreements, the President and Vice President of the Company are to receive annual salaries of $85,000 and $80,000, respectively, which may be increased by the Company's Compensation Committee or the Board of Directors, but shall not be decreased without the consent of the employee. Both individuals receive an expense account, an automobile expense allowance, related business expenses and all other benefits afforded other employees. The Company also provides health, disability and insurance to each of these individuals.

          On March 1, 1998, the Company issued 700,000 shares of Preferred Stock to certain officers and directors of the Company. Each share of Preferred Stock is convertible into one share of Common Stock at a conversion value of $5.00 per share. The conversion price can potentially decrease should the Company meet certain revenue and pre-tax earnings incentives over the next three years and in the event the Company does not attain any of the incentives, each share of Series A Preferred Stock then outstanding shall automatically convert, at no additional cost to the holder into one (1) share of common stock at the end of five
          (5) years,. The Preferred Shares have been valued by the Board of Directors at $5.00 per share based on the stock's conversion value. The Preferred Shares are entitled to vote on all matters that the Common Stock is entitled to vote on the basis of one vote per share. Compensation expense of $3,500,000 has been recognized as a result of this transaction.

[GRAPHIC OF THE LAUREL VIEW COUNTRY CLUB OMITTED]




          LAUREL VIEW COUNTRY CLUB*



                  [GRAPHIC OF THE FOOD COURT IN WHITE PLANS, NY OMITTED]



                                      FOOD COURT
                                   WHITE PLAINS, NY*



[GRAPHIC OF HOST AMERICA CONCEPTS OMITTED]



         HOST AMERICA CONCEPTS



                [GRAPHIC OF THE DINING ROOM AT LAUREL VIEW COUNTRY CLUB OMITTED]



                                          DINING ROOM
                                   LAUREL VIEW COUNTRY CLUB*


*The Company does not own this facility

=========================================================================

     No dealer, sales person representative, or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by, any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                           ___________________

                            TABLE OF CONTENTS
                                                                     Page
                                                                     ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .1
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Summary Financial Data . . . . . . . . . . . . . . . . . . . . . . . . .5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . 17
Management's Discussion and Analysis
 or Plan of Operation. . . . . . . . . . . . . . . . . . . . . . . . . 18
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 33
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . 36
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . 38
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . 38
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . 46
Shares Eligible For Future Sale. . . . . . . . . . . . . . . . . . . . 46
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . 48
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . .F-1
                           ___________________

     Until ________, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.

=========================================================================


                            1,000,000 SHARES
                             OF COMMON STOCK

                      1,000,000 REDEEMABLE WARRANTS
                        TO PURCHASE COMMON STOCK


                        HOST AMERICA CORPORATION


                            ________________

                               Prospectus
                            ________________



                              Barron Chase
                            Securities, Inc.

                          7700 W. Camino Real
                       Boca Raton, Florida 33433
                            (561) 347-1200

                           Atlanta, Georgia
                       Beverly Hills, California
                         Boston, Massachusetts
                           Buffalo, New York
                           Chicago, Illinois
                          Clearwater, Florida
                            Duluth, Georgia
                       East Boca Raton, Florida
                           Edison New Jersey
                       Eureka Springs, Arkansas
                       Fort Lauderdale, Florida
                     Hasbrook Heights, New Jersey
                        Jersey City, New Jersey
                         La Jolla, California
                          New York, New York
                           Orlando, Florida
                           Sarasota Florida
                            Tampa, Florida
                            Tulsa, Oklahoma

                                      , 1998

=========================================================================

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company, other than underwriting discounts and commissions are as follows:


    Securities and Exchange Commission filing fee. . . . . . . .$  4,571.03
    National Association of Securities Dealers
     filing fee. . . . . . . . . . . . . . . . . . . . . . . . .   2,000.00  *
    Nasdaq and Exchange filing fees. . . . . . . . . . . . . . .  13,000.00  *
    State Securities Laws (Blue Sky) fees and expenses . . . . .  15,000.00  *
    Printing and mailing costs and fees. . . . . . . . . . . . .  40,000.00  *
    Legal fees and costs . . . . . . . . . . . . . . . . . . . .  55,000.00  *
    Accounting fees and costs. . . . . . . . . . . . . . . . . .  30,000.00  *
    Due diligence and travel . . . . . . . . . . . . . . . . . .  50,000.00  *
    Transfer Agent fees. . . . . . . . . . . . . . . . . . . . .   1,000.00  *
    Miscellaneous expenses . . . . . . . . . . . . . . . . . . .  19,428.97  *
                                                                -----------

    TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . .$230,000.00  *
                                                                ===========

____________________
     *  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     A. In March 1998, the Company issued 700,000 shares of Series A Convertible Preferred Stock to four (4) individuals as part of their employment contracts and service as Directors. The shares of Series A Convertible Preferred were issued as an incentive to management and to ensure continuity of management. Each share of Series A Preferred Stock is convertible into one (1) share of the Company's Common Stock. However, in the event the Company attains the following revenues and pre-tax earning during the following time period or fiscal year from the Effective Date of this Prospectus, each share of Series A Preferred Stock shall be convertible into the following number shares of Common Stock at no additional cost to the holders of the Series A Preferred Stock:

                                                             Number of
                                               Pre-Tax        Common
Incentive Period                Revenues       Earnings       Shares
----------------                --------       --------       ------
15 Months After
 Public Offering               $20,000,000    $1,000,000     2.0 shares
Two Years
 After Public Offering         $40,000,000    $2,000,000     2.5 shares
Three Years
 After Public Offering         $75,000,000    $3,750,000     3.3 shares

     Of the 700,000 shares of Series A Preferred Stock issued to each Messrs. Ramsey and Murphy, up to 233,333 shares of Series A Preferred Stock are convertible upon achieving the performance goals in accordance with the aforesaid formula at the end of each Incentive Period. In the event the Company does not attain any of the aforesaid goals, each share of Series A Preferred Stock then outstanding shall automatically convert, at no additional cost to the holder, into one (1) share of Common Stock five (5) years from the Effective Date of this Prospectus. Each share of Series A Preferred Stock has the same voting rights as a share of Common Stock.

     The Company relied on Section 4(2) of the Securities Act of 1933, as amended, promulgated thereunder in conjunction with the issuance of these securities. All holders are Officers and Directors and were given access to complete information concerning the Company. The securities were offered for investment only and not for the purpose of resale or distribution, and each certificate was issued with a form of restrictive legend and the transfer agent advised thereof.

ITEM 27.  EXHIBITS.

      EXHIBIT NO.                  DESCRIPTION
      -----------                  -----------

           1.1 Form of Underwriting Agreement between the Company and Barron Chase Securities, Inc.*

           1.2      Form of Selected Dealers Agreement.*

           1.3 Form of Underwriter's Warrant Agreement and Form of Warrant Certificate.*

           3.1 Certificate of Incorporation dated July 31, 1986 and Amendments thereto.*

           3.2      Bylaws.*

           3.3      Form of Specimen Common Stock Certificate.*

           3.4      Form of Specimen Warrant Certificate.*

           4.0 Warrant Agreement between the Company and American Securities Stock Transfer, Inc.*

           5.0      Form of Legal Opinion of John B. Wills, Esq.*

          10.1 Agreement of Manual and Vending Food and Refreshment Service between Oxford Health Plans and the Company dated December 28, 1993.*

          10.2 Agreement for Cafeteria and Special Events Food and Vending Services with Pitney Bowes, Inc. and the Company dated June 26, 1995.*

          10.3 Agreement of Manual and Vending Food and Refreshment Service with James River Paper Company, Inc. and the Company dated July 13, 1990.*

          10.4 Agreement for Banquet Food and Beverage Services between the Town of Hamden and the Company dated June 18, 1997.*

          10.5      Employment Agreement between the Company and Geoffrey W.
                    Ramsey.*

          10.6      Employment Agreement between the Company and David J.
                    Murphy.*

          10.7      Form of Financial Advisory Agreement.*

          10.8      Form of Merger and Acquisition Agreement.*

          10.9 Agreement with Bloomingdales By Mail and the Company dated January 1998.*

         10.10      Agreement with New Leaf Cafe and the Company dated March
                    1998.*

         10.11 Agreement with Tyco Submarine Systems Ltd. and the Company dated March 24, 1998.*

         10.12 Agreement with Tyco Submarine Systems Ltd. and the Company dated May 1, 1998.*

          24.1      Consent of DiSanto Bertoline & Company, P.C.*

          24.2      Consent of John B. Wills, Esq.*

          24.3      Consent of DiSanto Bertoline & Company, P.C.*


          24.4      Consent of DiSanto Bertoline & Company, P.C.*

          24.5      Consent of DiSanto Bertoline & Company, P.C.

          27.1      Financial Data Schedule*

          27.2      Financial Data Schedule*

________________
* previously filed

ITEM 28.  UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or event which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (a)(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (a)(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (d) Will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f)(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                               SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Hamden, State of Connecticut on July 15, 1998.


                                  HOST AMERICA CORPORATION


                                  By: /s/ GEOFFREY W. RAMSEY
                                     ---------------------------------
                                  Geoffrey W. Ramsey
                                  President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                  Title                          Date
---------                  -----                          ----



 /s/ GEOFFREY W. RAMSEY    President, Director, Chief     July 15, 1998
-------------------------- Executive Officer and          -------------
Geoffrey W. Ramsey         Principal Financial and
                           Accounting Officer

 /s/ DAVID J. MURPHY       Vice President and Director    July 15, 1998
--------------------------                                -------------
David J. Murphy


 /s/ ANNE L. RAMSEY        Secretary and Director         July 15, 1998
--------------------------                                -------------
Anne L. Ramsey


/s/ THOMAS P. EAGAN, JR.   Director                       July 15, 1998
--------------------------                                -------------
Thomas P. Eagan, Jr.


/s/ ROBERT C. VAUGHAN      Director                       July 15, 1998
--------------------------                                -------------
Robert C. Vaughan


/s/ PATRICK J. HEALY       Director                       July 15, 1998
--------------------------                                -------------
Patrick J. Healy


/s/ JOHN D'ANTONA          Director                       July 15, 1998
--------------------------                                -------------
John D'Antona

As filed with the Securities and Exchange Commission on July 15, 1998


                                               Registration No. 333-50673


_______________________________________________________________________________



                   SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON D.C. 20549



                                FORM SB-2


                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1993

                        HOST AMERICA CORPORATION


                                EXHIBITS



_______________________________________________________________________________

                        HOST AMERICA CORPORATION

                                                               SEQUENTIALLY
      EXHIBIT NO.            DESCRIPTION                       NUMBERED PAGE
      -----------            -----------                      --------------

           1.1 Form of Underwriting Agreement between the Company and Barron Chase Securities, Inc.*

           1.2      Form of Selected Dealers Agreement.*

           1.3 Form of Underwriter's Warrant Agreement and Form of Warrant Certificate.*

           3.1 Certificate of Incorporation dated July 31, 1986 and Amendments thereto.*

           3.2      Bylaws.*

           3.3      Form of Specimen Common Stock Certificate.*

           3.4      Form of Specimen Warrant Certificate.*

           4.0 Warrant Agreement between the Company and American Securities Stock Transfer, Inc.*

           5.0      Form of Legal Opinion of John B. Wills, Esq.*

          10.1 Agreement of Manual and Vending Food and Refreshment Service between Oxford Health Plans and the Company dated December 28, 1993.*

          10.2 Agreement for Cafeteria and Special Events Food and Vending Services with Pitney Bowes, Inc. and the Company dated June 26, 1995.*

          10.3 Agreement of Manual and Vending Food and Refreshment Service with James River Paper Company, Inc. and the Company dated July 13, 1990.*

          10.4 Agreement for Banquet Food and Beverage Services between the Town of Hamden and the Company dated June 18, 1997.*

          10.5      Employment Agreement between the Company and Geoffrey W.
                    Ramsey.*

          10.6      Employment Agreement between the Company and David J.
                    Murphy.*

          10.7      Form of Financial Advisory Agreement.*

          10.8      Form of Merger and Acquisition Agreement.*

          10.9 Agreement with Bloomingdales By Mail and the Company dated January 1998.*

         10.10      Agreement with New Leaf Cafe and the Company dated March
                    1998.*

         10.11 Agreement with Tyco Submarine Systems Ltd. and the Company dated March 24, 1998.*

         10.12 Agreement with Tyco Submarine Systems Ltd. and the Company dated May 1, 1998.*

          24.1      Consent of DiSanto Bertoline & Company, P.C.*

          24.2      Consent of John B. Wills, Esq.*

          24.3      Consent of DiSanto Bertoline & Company, P.C.*


          24.4      Consent of DiSanto Bertoline & Company, P.C.*

          24.5      Consent of DiSanto Bertoline & Company, P.C.

          27.1      Financial Data Schedule*

          27.2      Financial Data Schedule*

________________
* previously filed